  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------

                          NEWMONT MINING CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

          DELAWARE                   1041              13-1806811
                              (PRIMARY STANDARD     (I.R.S. EMPLOYER
      (STATE OR OTHER             INDUSTRIAL      IDENTIFICATION NO.)
      JURISDICTION OF        CLASSIFICATION CODE
      INCORPORATION OR             NUMBER)
       ORGANIZATION)

                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 863-7414
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                           TIMOTHY J. SCHMITT, ESQ.
                          NEWMONT MINING CORPORATION
                              1700 LINCOLN STREET
                            DENVER, COLORADO 80203
                                (303) 863-7414
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

        MAUREEN BRUNDAGE, ESQ.                 DAVID A. KATZ, ESQ.
           WHITE & CASE LLP               WACHTELL, LIPTON ROSEN & KATZ
      1155 AVENUE OF THE AMERICAS              51 WEST 52ND STREET
       NEW YORK, NEW YORK 10036             NEW YORK, NEW YORK 10019
            (212) 819-8200                       (212) 403-1000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                       PROPOSED MAXIMUM
                                                     PROPOSED MAXIMUM      AGGREGATE
     TITLE OF EACH CLASS OF          AMOUNT TO BE     OFFERING PRICE       OFFERING          AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED (1)     PER UNIT (2)        PRICE (2)     REGISTRATION FEE
-------------------------------------------------------------------------------
Common Stock, $1.60 par val-          10,694,245
ue (3)..........................        shares           $21.5625        $230,594,658         $68,026

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, par value $1.60 per share ("Newmont Mining Common Stock"), of Newmont Mining Corporation ("Newmont Mining"), issuable to holders of common stock, par value $0.01 per share ("Newmont Gold Common Stock") (other than the stockholders specified in the Prospectus contained in this Registration Statement) of Newmont Gold Company ("Newmont Gold") in the proposed merger (the "Merger") of NGC Acquisition Co., a wholly-owned subsidiary of Newmont Mining, with and into Newmont Gold. The amount of Newmont Mining Common Stock to be registered has been determined by multiplying the exchange ratio of 1.025 shares of Newmont Mining Common Stock for each share of Newmont Gold Common Stock by 10,433,410, the maximum aggregate number of shares of Newmont Gold Common Stock convertible in the Merger (the "Maximum Amount of Newmont Gold Common Stock").
(2) Pursuant to Rule 457(f)(1) and 457(c) promulgated under the Securities Act of 1933, as amended, and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is $230,594,658, which equals the average of the high and low prices of the Newmont Gold Common Stock of $21.5625 as reported on the New York Stock Exchange Composite Tape on September 23, 1998, multiplied by the Maximum Amount of Newmont Gold Common Stock.
(3) Includes Newmont Mining preferred share purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Newmont Mining Common Stock.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 30, 1998
PROSPECTUS

                           NEWMONT MINING CORPORATION

                                  -----------

                                  COMMON STOCK

  This Prospectus is being furnished to the stockholders of Newmont Gold Company ("Newmont Gold") with respect to the shares of common stock of Newmont Mining Corporation ("Newmont Mining") that such stockholders will be receiving as a result of the merger (the "Merger") of NGC Acquisition Co. ("Acquisition Co."), a wholly-owned subsidiary of Newmont Mining, with and into Newmont Gold pursuant to Section 253 of the Delaware General Corporation Law (the "DGCL"). At the effective time of the Merger (the "Effective Time"), each outstanding share of Newmont Gold common stock ("Newmont Gold Common Stock") (other than shares of Newmont Gold Common Stock held in Newmont Gold's treasury or by any subsidiary of Newmont Mining, which will be cancelled, and other than shares of Newmont Gold Common Stock, if any, held by stockholders who perfect their appraisal rights under the provisions of the DGCL (collectively, the "Non-Participating Shares")), will be converted into the right to receive 1.025 shares (the "Exchange Ratio") of Newmont Mining common stock ("Newmont Mining Common Stock"). Shares of Newmont Mining Common Stock to be issued pursuant to the Merger will include the related preferred share purchase rights (the "Newmont Mining Share Purchase Rights") provided for in the Rights Agreement, dated as of August 30, 1990, as amended, between Newmont Mining and The Chase Manhattan Bank, as successor Rights Agent (the "Newmont Mining Rights Agreement").

  A SPECIAL COMMITTEE OF THE NEWMONT GOLD BOARD OF DIRECTORS (CONSISTING OF DIRECTORS WHO ARE NOT AFFILIATES OF NEWMONT MINING) HAS DETERMINED THAT THE MERGER IS FAIR TO THE STOCKHOLDERS OF NEWMONT GOLD OTHER THAN NEWMONT MINING AND ITS AFFILIATES. THE BOARD OF DIRECTORS OF NEWMONT MINING HAS APPROVED THE MERGER. IT IS EXPECTED THAT THE MERGER WILL BE COMPLETED AS PROMPTLY AS PRACTICABLE AFTER THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A
PART IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION").

  Newmont Mining currently owns 156,522,906 shares of Newmont Gold Common Stock, or approximately 93.75% of the outstanding Newmont Gold Common Stock. Immediately prior to the Merger, Newmont Mining will contribute to Acquisition Co. all of the shares of Newmont Gold Common Stock owned by Newmont Mining. As a result, pursuant to Section 253 of the DGCL, Acquisition Co. will be able to cause the merger of itself with and into Newmont Gold to be effected without the approval of any of the stockholders of Newmont Gold or Newmont Mining. Therefore, no approval of the Merger by the stockholders of Newmont Gold or Newmont Mining is required or has been or is being sought.

  As a result of the Merger, holders of Newmont Gold Common Stock will have appraisal rights under Section 262 of the DGCL. See "The Merger--Appraisal Rights" and Appendix B which sets forth the full text of Section 262 of the DGCL.

  On September 28, 1998, there were 10,433,410 shares of Newmont Gold Common Stock outstanding (excluding shares held by Newmont Mining). Based upon such total number of outstanding shares of Newmont Gold Common Stock, a total of 10,694,245 shares of Newmont Mining Common Stock will be issued to the Newmont Gold stockholders (other than Newmont Mining) in the Merger (assuming no exercise of appraisal rights). After consummation of the Merger (and assuming no exercise of appraisal rights), former holders of Newmont Gold Common Stock (other than Newmont Mining) will own approximately 6.4% of the outstanding shares of Newmont Mining Common Stock.

  The Newmont Mining Common Stock and the Newmont Gold Common Stock are listed on the New York Stock Exchange (the "NYSE") under the trading symbols "NEM" and "NGC," respectively. Immediately following the consummation of the Merger, the Newmont Gold Common Stock will be delisted from the NYSE and the Paris Bourse. On September 28, 1998, the last reported sale prices of the Newmont Mining Common Stock and the Newmont Gold Common Stock as reported on the NYSE Composite Tape were $24.75 and $26.75, respectively. Based on the closing price of the Newmont Mining Common Stock on September 28, 1998, as reported on the NYSE Composite Tape, the trading value of 1.025 shares of Newmont Mining Common Stock was $25.37. Holders of Newmont Gold Common Stock should obtain the current prices per share of Newmont Mining Common Stock and the Newmont Gold Common Stock.

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS RELATED TO THE MERGER.

                                  -----------

     THIS PROSPECTUS IS  ACCOMPANIED BY A  NOTICE OF MERGER  AND LETTER OF
          TRANSMITTAL. PLEASE  READ THE PROSPECTUS, NOTICE  OF MERGER
               AND LETTER OF TRANSMITTAL CAREFULLY.

                                  -----------

 NEITHER  THE  SECURITIES AND  EXCHANGE COMMISSION  NOR  ANY STATE  SECURITIES
   COMMISSION  HAS APPROVED  OR DISAPPROVED  OF THESE  SECURITIES OR  PASSED
     UPON THE ADEQUACY OR ACCURACY  OF THIS PROSPECTUS. ANY REPRESENTATION
       TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is      , 1998

                             AVAILABLE INFORMATION

  Both Newmont Mining and Newmont Gold are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Both Newmont Mining and Newmont Gold are electronic filers with the Commission, which maintains a web site containing reports, proxy statements and other information at the following location: http://www.sec.gov. The shares of Newmont Mining Common Stock are listed on the NYSE under the symbol "NEM" and on the Paris Bourse, the Brussels Stock Exchange, the Swiss Stock Exchanges and the Lima Stock Exchange. The shares of Newmont Gold Common Stock are listed on the NYSE under the symbol "NGC" and on the Paris Bourse. The periodic reports, proxy statements and other information filed by each of Newmont Mining and Newmont Gold with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  This Prospectus constitutes part of a registration statement on Form S-4 (the "Registration Statement") filed by Newmont Mining with the Commission under the Securities Act of 1933, as amended (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to Newmont Mining and the Newmont Mining Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by Newmont Mining are incorporated herein by reference: (a) Newmont Mining's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Newmont Mining 10-K") (including the portions of Newmont Mining's definitive Proxy Statement dated March 30, 1998 relating to its 1998 Annual Meeting of Stockholders incorporated therein by reference) and (b) Newmont Mining's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

  The following documents filed with the Commission by Newmont Gold are incorporated herein by reference: (a) Newmont Gold's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Newmont Gold 10-K") (including the portions of Newmont Gold's definitive Proxy Statement dated March 30, 1998 relating to its 1998 Annual Meeting of Stockholders incorporated therein by reference) and (b) Newmont Gold's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

  All documents filed by Newmont Mining or Newmont Gold pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the consummation of the transactions contemplated by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  NEWMONT MINING WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING BENEFICIAL OWNERS, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUEST FOR SUCH COPIES SHOULD BE DIRECTED TO THE OFFICE OF THE SECRETARY, NEWMONT MINING CORPORATION, 1700 LINCOLN STREET, DENVER, COLORADO 80203, TELEPHONE: (303) 863-7414.

                          FORWARD-LOOKING STATEMENTS

  Certain statements contained in this Prospectus under "The Merger--Reasons for the Merger" and "Opinion of the Special Committee's Financial Advisor," in addition to certain statements contained elsewhere in this Prospectus or incorporated herein by reference, that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus prospective. Such forward-looking statements include, without limitation, statements regarding anticipated cost savings resulting from the Merger, Newmont Mining's future financial position, business strategy, budgets, reserve estimates, expected future production, exploration and capital costs and expenses, expected sources, timing and adequacy of funding of projects and other cash requirements, estimates of future liability for certain environmental matters and plans and objectives of management for future operations. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements ("Cautionary Statements") are disclosed under "Risk Factors" and in other filings made by each of Newmont Mining and Newmont Gold with the Commission which have been incorporated herein by reference. All subsequent written and oral forward-looking statements relating to the matters described in this Prospectus and attributable to Newmont Mining or to persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                                 RISK FACTORS

  The risk factors discussed below should be considered in conjunction with the other information contained in this Prospectus and the documents incorporated by reference herein. The risks associated with ownership of Newmont Mining Common Stock are identical to those associated with the ownership of Newmont Gold Common Stock.

GOLD PRICE VOLATILITY

  Immediately prior to the Merger, Newmont Mining's only asset will be all of the outstanding capital stock of Acquisition Co., which will own approximately 93.75% of the outstanding Newmont Gold Common Stock. Newmont Gold is a worldwide company engaged in gold production, exploration for gold and acquisition of gold properties. Upon consummation of the Merger, Newmont Gold will become a wholly-owned subsidiary of Newmont Mining.

  The cash flow and profitability of Newmont Gold's operations are significantly affected by changes in the market price of gold. Market gold prices can fluctuate widely and are affected by numerous factors beyond Newmont Gold's control, including industrial and jewelry demand, expectations with respect to the rate of inflation, the strength of the U.S. dollar (the currency in which the price of gold is generally quoted) and of other currencies, interest rates, gold sales by central banks, forward sales by producers, global or regional political or economic events, and production in major gold-producing regions such as South Africa. In addition, the price of gold can be subject to rapid short-term changes because of speculative activities. The current demand for and supply of gold affect gold prices, but not necessarily in the same manner as current supply and demand affect the prices of other commodities. The supply of gold consists of a combination of new production from mining and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. As the amounts produced in any single year constitute a very small portion of the total potential supply of gold, normal variations in current production do not necessarily have a significant impact on the supply of gold or on its price. During 1997 and 1998, the market gold price declined to its lowest level in 19 years. Several central banks sold a portion of their gold reserves and others have discussed proposals to sell. Producer hedging and short-selling by speculators, both of which are sustained by central bank lending, were at record levels in 1997. Continued uncertainty about the level of central bank gold reserves and gold lending and the belief that major world economies can sustain a low-inflationary environment could continue to adversely impact the market price of gold. A sustained period of low gold prices could have a material adverse effect on Newmont Gold's financial position and results of operations. Additionally, if revenue from gold sales falls for a substantial period below the cost of production at any or all of Newmont Gold's operations, Newmont Gold could determine that it is not economically feasible to continue commercial production at any or all of its operations or to continue the development of some or all of its projects. Newmont Gold's weighted average total cash cost of equity production per ounce for its worldwide operations was $183 for the six months ended June 30, 1998, $187, $218, and $204, in the years 1997, 1996 and 1995, respectively.

  The gold market generally is characterized by volatile prices. The volatility of gold prices is illustrated in the following table of annual high, low and average afternoon fixing prices for gold per ounce on the London Bullion Market:

      YEAR                                                     HIGH LOW  AVERAGE
      ----                                                     ---- ---- -------
      1988.................................................... $484 $395  $437
      1989.................................................... $416 $356  $381
      1990.................................................... $424 $346  $383
      1991.................................................... $403 $344  $362
      1992.................................................... $360 $330  $344
      1993.................................................... $406 $326  $360
      1994.................................................... $396 $370  $384
      1995.................................................... $396 $372  $384
      1996.................................................... $415 $367  $388
      1997.................................................... $367 $283  $331
      1998 (through September 28, 1998)....................... $313 $273  $288

  --------
  Source of Data: Metals Week and Reuters.

  On September 28, 1998, the afternoon fixing price for gold on the London Bullion Market was $292 and the spot market price of gold per ounce on the New York Commodity Exchange was $295.

IMPACT OF HEDGING ACTIVITIES

  Hedging activities are intended to minimize the effect of declines in gold prices on cash flow and results of operations for a period of time. Although hedging activities may protect a company against low gold prices, it may also limit the price that can be received on hedged ounces, subject to forward sales and call options, resulting in such company foregoing the realization of revenues to the extent the market price of gold exceeds the gold price in a forward sale or call option contract. On the other hand, to the extent production is not hedged, revenues are not protected against declines resulting from declines in the price of gold. Currently, a substantial portion of Newmont Gold's production is not hedged. See "--Gold Price Volatility."

PRODUCTION ESTIMATES

  Estimates of future production for particular properties and for Newmont Gold as a whole are derived from annual mining plans prepared by Newmont Gold. Such plans have been developed based on, among other things, mining experience, reserve estimates, assumptions regarding ground conditions and physical characteristics of ores (such as hardness and presence or absence of certain metallurgical characteristics) and estimated rates and cost of production. Actual production may vary from estimates for a variety of reasons, including risks and hazards of the types discussed, actual ore mined varying from estimates of grade and metallurgical and other characteristics, mining dilution, pitwall failures or cave-ins, strikes and other actions by labor at unionized locations, restrictions imposed by government agencies and other factors. Estimates of production from properties not yet in production or from operations that are to be expanded are based on similar factors (including, in some instances, feasibility reports prepared by company personnel and/or outside consultants) but, as such estimates do not have the benefit of actual experience, there is a greater likelihood that actual results will vary from the estimates.

ORE RESERVE ESTIMATES

  The proven and probable reserve figures presented in the 1997 Newmont Mining 10-K and the 1997 Newmont Gold 10-K, each of which is incorporated in this Prospectus by reference, are estimates and no assurance can be given that the indicated levels of recovery of gold and copper will be realized. Reserve estimates may require revision based on actual production experience. Market price fluctuations of gold and copper, as well as increased production costs or reduced recovery rates, may render proven and probable reserves containing relatively lower grades of mineralization uneconomic to exploit and may ultimately result in a restatement of the relevant company's proven and probable ore reserves.

  The gold price used in estimating Newmont Gold's proven and probable reserves as of December 31, 1997 was $350 per ounce. Newmont Gold believes that if such reserve estimates were based on a gold price as low as $300 per ounce using then current operating costs and other economic assumptions, 1997 year-end proven and probable gold reserves could decrease by approximately 32%. The reduction in reserves would not have a material impact on potential production rates for the first four years. After that time, assuming no change in mining plans or Newmont Gold's cost structure, the impact would be progressively greater. However, if Newmont Gold's gold reserves were actually calculated at a gold price of $300 per ounce, such calculation would be based on new mine plans and operating costs intended to minimize any adverse impact of any reduction in gold reserves.

REGULATION, ENVIRONMENTAL RISKS AND UNPATENTED MINING CLAIMS

  Domestic and foreign mining operations and exploration activities are subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, mine safety, toxic substances and other matters. Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Newmont Gold has been, and may in the future be, subject to clean-up liability under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and comparable state laws which establish clean-up liability for the release of hazardous substances. Newmont Gold has interests in certain sites associated with former mining activities for which clean-up liabilities exist. For two of these sites, no formal plans for clean-up have been approved by governmental authorities. Although Newmont Gold believes it has made adequate provisions in its financial statements for cleanup costs, it cannot guarantee that such provisions will be adequate. The estimate of such costs is periodically reviewed by Newmont Gold's management and adjustments to the liability for such costs are made when new information so dictates. In the context of environmental permitting, including the approval of reclamation plans, Newmont Gold must comply with standards, existing laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with the compliance with such laws, regulations and permits could become such that Newmont Gold would not proceed with the development of a project or the operation or further development of a mine.

  Amendments to current laws and regulations governing operations and activities of mining companies are actively considered from time to time and could have a material adverse impact on Newmont Gold.

  In recent years, the U.S. Congress has considered a number of proposed amendments to the General Mining Law of 1872, as amended (the "General Mining Law"), which governs mining claims and related activities on U.S. Federal lands. Although no such legislation has been adopted to date, there can be no assurances that such legislation will not be adopted in the future. If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on U.S. Federal lands. If such legislation is ever adopted, it could reduce the amount of future exploration and development activity conducted by Newmont Gold on such U.S. Federal lands and could have an adverse effect on the results of operations of Newmont Gold. In addition, in 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on U.S. Federal lands. In October 1994, a moratorium on the processing of new patent applications was approved. While such moratorium currently remains in effect, its future is unclear.

  Approximately 12.2% of Newmont Gold's proven and probable reserves at December 31, 1997 in the U.S. are located on unpatented mining claims on U.S. Federal lands, the remainder being located on private land.

RISKS OF FOREIGN INVESTMENTS

  Certain of Newmont Gold's activities are located in foreign countries. Newmont Gold's foreign investments include operations and exploration projects in Peru, Indonesia, Uzbekistan and Mexico. Newmont Gold also has exploration and/or development projects in North America, Latin America, South America, Southeast Asia and Central Asia.

  Foreign mining investments are subject to the risks normally associated with conducting business in foreign countries, which are less developed or have emerging economies, including uncertain political and economic environments, as well as risks of war and civil disturbances or other risks which may limit or disrupt a project, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or expropriation without fair compensation, risk of adverse changes in laws or policies of particular countries, increases in foreign taxation, delays in obtaining or the inability to obtain necessary governmental permits, limitations on ownership and on repatriation of earnings, and foreign exchange controls and currency fluctuations. Although Newmont Gold is not currently experiencing any significant problems in foreign countries arising from such risks, there can be no assurance that such problems will not arise in the future. While political risk insurance has been obtained to cover a portion of Newmont Gold's investments in Indonesia and Uzbekistan against certain expropriation, war, civil unrest and political violence risks, such insurance is limited by its terms to the particular risks specified therein and is subject to certain exclusions. There can be no assurance that claims would be paid under such insurance in connection with a particular event in a foreign country. Foreign investments may also be adversely affected by laws and policies of the U.S. affecting foreign trade, investment and taxation.

  In certain of the countries other than the U.S. where Newmont Gold has operations or conducts exploration activities, the mineral rights are owned by the relevant governments. Such governments have entered into contracts with or granted concessions that enable Newmont Gold and its subsidiaries to conduct operations or exploration activities on such lands. Notwithstanding such arrangements, Newmont Gold's ability to conduct its operations or exploration activities on such lands is subject to changes in government policy over which Newmont Gold has no control. If such a change were to occur that affected the right of Newmont Gold or any of its subsidiaries to conduct operations or exploration activities, it could have a material adverse effect on the results of operations of Newmont Gold.

SPECULATIVE NATURE OF GOLD EXPLORATION AND UNCERTAINTY OF DEVELOPMENT PROJECTS

  Gold exploration is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that Newmont Gold's gold exploration efforts will be successful. Success in increasing reserves is the result of a number of factors, including the quality of Newmont Gold's management, its level of geological and technical expertise, the quality of land available for exploration and other factors. Once gold mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable ore reserves through drilling, to determine metallurgical processes to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that Newmont Gold's exploration programs will result in the expansion or replacement of current production with new proven and probable ore reserves.

  Development projects have no operating history upon which to base estimates of future cash operating costs. Particularly for development projects, estimates of proven and probable ore reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the gold from the ore, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns may differ significantly from those currently estimated. It is not unusual in new mining operations to experience unexpected problems during the start-up phase. Delays often can occur in the commencement of production.

MINING RISKS AND RISK OF NONAVAILABILITY OF INSURANCE

  The business of gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents, labor disputes, encountering unusual or unexpected geologic formations or other geological or grade problems, encountering unanticipated ground or water conditions, cave-ins, pit-wall failures, flooding, rock falls, periodic interruptions due to inclement or hazardous weather conditions or other unfavorable operating conditions and other acts of God and gold bullion losses. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury or death, environmental damage, delays in mining, monetary losses and possible legal liability.

  Newmont Gold maintains insurance against risks that are typical in the operation of its business and in amounts which it believes to be reasonable. Such insurance, however, contains exclusions and limitations on coverage. There can be no assurance that such insurance will continue to be available, will be available at economically acceptable premiums or will be adequate to cover any resulting liability.

PROPOSED REPEAL OF PERCENTAGE DEPLETION FOR NONFUEL MINERALS MINED ON CERTAIN FEDERAL LANDS

  Newmont Gold currently benefits from the percentage depletion allowance permitted under current law. Taxpayers may, subject to limitations, claim deductions for the depletion of mineral resources. Such deductions may be based upon the taxpayer's cost of the mineral resources ("cost depletion") or upon a portion of the gross or net revenues from sales of the mineral resources ("percentage depletion"). Legislation has been introduced that would repeal the current percentage depletion provisions for nonfuel minerals, including gold, extracted from any land where title to the land or the right to extract minerals from such land was originally obtained pursuant to the provisions of the General Mining Law. The proposal is stated only in general terms and does not provide specific details as to its potential operation, including the lands that will ultimately be affected. Newmont Gold believes that it is unlikely that the repeal of these provisions will ultimately be adopted. If adopted, however, such repeal could have an adverse effect on the results of operations of Newmont Gold. The magnitude of such effect currently cannot be determined and will be affected by several factors, including the specific landholdings of Newmont Gold that are actually impacted, the level of future production from such landholdings and future gold prices (see "--Gold Price Volatility").

YEAR 2000

  Newmont Gold has undertaken a comprehensive "Year 2000 Compliance Program" ("Program") to address its requirements regarding year 2000 issues, which generally refers to the inability of hardware, software and control systems to correctly identify two-digit references to specific years, beginning with the year 2000. The Program, conducted by a cross-functional employee group and outside consultants, consists of four work streams at each geographic location, including automated processes, process control systems (including embedded technology such as microprocessors), personal computers and third-party material suppliers and contractors. Within each work stream there are five phases consisting of assessment; analysis; remediation (including development of contingency plans); testing; and certification. A third party audit of the Program will be scheduled during the second half of 1998 and year 2000 compliance is scheduled to be completed for all material systems by mid-1999.

  Currently, each location is working on the assessment and analysis phases of each work stream and some have commenced the remediation phase. On a global basis, the assessment phase and analysis phase for all work streams is scheduled for completion in the beginning of the fourth quarter of 1998, at which time an estimate of required remediation work and associated implementation costs will be determined. Based on work performed to date, no material issues or costs have been identified; however, subsequent work may lead to discovery of material issues or costs that could have a material adverse effect on Newmont Gold's financial condition and results of operations.

  Although Newmont Gold believes that its Program will adequately address year 2000 issues and prevent significant business disruptions, there can be no assurances that compliance-related failures will not occur. Such compliance-related failures, including those of material third-party suppliers (such as suppliers of power, oxygen, chemicals and refining), could result in temporary delays in Newmont Gold's ability to generate cash from its operations. Such delays could, if severe in their magnitude, have a material adverse effect on Newmont Gold's financial condition and results of operations.

                                 THE COMPANIES

NEWMONT MINING

  Newmont Mining was incorporated in 1921 under the laws of Delaware. Until 1990, Newmont Mining was a diversified natural resource company with operations worldwide. Newmont Gold was a wholly-owned subsidiary of Newmont Mining that had gold properties located in Nevada. Beginning in 1986, shares of Newmont Gold Common Stock were sold to the public to provide investors the opportunity to invest directly in the Nevada gold assets of Newmont Mining. In 1987, Newmont Mining changed its strategy so as to focus on its worldwide gold operations, and over a three-year period sold off its non-gold assets. As a result, prior to 1994 both Newmont Mining and Newmont Gold were gold companies, although Newmont Gold's operations were limited to its Nevada gold properties.

  In order to combine the assets and operations of Newmont Mining and Newmont Gold and provide stockholders of both Newmont Mining and Newmont Gold with the same per-share equity ownership of all gold properties, effective January 1, 1994, a transaction was consummated in which Newmont Gold acquired all of the operations and assets of Newmont Mining, except for shares of Newmont Gold Common Stock retained by Newmont Mining, and Newmont Gold assumed all of Newmont Mining's then current and future liabilities (such transaction is hereinafter referred to as the "1994 Transaction").

  As part of the 1994 Transaction, the then outstanding shares of Newmont Mining Common Stock were split so that the number of outstanding shares of Newmont Mining Common Stock would equal the number of shares of Newmont Gold Common Stock held by Newmont Mining at that time. The purpose of obtaining and subsequently maintaining this equilibrium was so that the stockholders of Newmont Mining and Newmont Gold would have identical per share interests in the reserves, production, earnings and dividends of Newmont Gold. As a result of the 1994 Transaction, Newmont Mining became a holding company whose sole asset was shares of Newmont Gold Common Stock. Since completion of the 1994 Transaction, Newmont Mining and Newmont Gold have maintained the equilibrium between the number of outstanding shares of Newmont Mining Common Stock and the number of shares of Newmont Gold Common Stock held by Newmont Mining. Accordingly, as more fully described in the notes to the consolidated financial statements of Newmont Mining and Newmont Gold included in the 1997 Newmont Mining 10-K and the 1997 Newmont Gold 10-K, respectively, each time Newmont Mining has issued any shares of Newmont Mining Common Stock, Newmont Gold has issued to Newmont Mining an equal number of shares of Newmont Gold Common Stock for the same consideration as received by Newmont Mining for its shares. Similarly, each time Newmont Mining has granted to employees of Newmont Gold and its subsidiaries options to purchase Newmont Mining Common Stock ("Newmont Mining Options"), Newmont Gold has granted to Newmont Mining options to purchase Newmont Gold Common Stock having identical terms as the Newmont Mining Options to be exercised only when and to the extent that the Newmont Mining Options are exercised.

  In May 1997, Newmont Mining acquired Santa Fe Pacific Gold Corporation ("Santa Fe") pursuant to a merger (the "Santa Fe Merger"), in which each outstanding share of Santa Fe common stock was converted into 0.43 of a share of Newmont Mining Common Stock. Upon completion of the Santa Fe Merger, the shares of Santa Fe common stock were contributed to Newmont Gold in exchange for shares of Newmont Gold Common Stock in an amount equal to the number of shares of Newmont Mining Common Stock issued in the Santa Fe Merger and options for shares of Newmont Gold Common Stock having the same terms as Santa Fe stock options assumed by Newmont Mining pursuant to the Santa Fe Merger. Such transaction is hereinafter referred to as the "Contribution Transaction." As a result of the Contribution Transaction, Santa Fe became a wholly-owned subsidiary of Newmont Gold.

  Newmont Mining currently owns 93.75% of the outstanding shares of Newmont Gold Common Stock.

NEWMONT GOLD

  Newmont Gold is a worldwide company engaged, directly or through its subsidiaries and affiliates, in the production of gold, the development of gold properties, the exploration for gold and the acquisition of gold properties worldwide. Newmont Gold produces gold from operations in Nevada and California. It also produces gold through a 51.35% owned company in Peru and a 50% owned venture in Uzbekistan. Newmont Gold additionally has an 80% interest in an Indonesian company, which commenced gold production in March 1996, an indirect 45% interest in a second Indonesian company that is developing a large copper/gold project scheduled to begin operations in late 1999 and a 44% interest in a project in Mexico, which commenced production in July 1998. In addition to exploration activities conducted in connection with these operations and projects, Newmont Gold continues to explore for gold and/or is conducting joint venture activities in other parts of these countries as well as in North America, Latin America, South America, Southeast Asia and Central Asia. Newmont Gold had 52.7 million equity ounces of proven and probable gold reserves at December 31, 1997.

  In 1997, Newmont Gold's consolidated sales resulted from operations in the U.S., Peru, Uzbekistan and Indonesia. In 1997, 76% of Newmont Gold's equity production of gold related to its U.S. operations and 24% to its foreign operations. At December 31, 1997, approximately 20% of Newmont Gold's consolidated assets related to foreign operations.

ACQUISITION CO.

  Acquisition Co. is a wholly-owned subsidiary of Newmont Mining which was formed in September 1998 for the sole purpose of effecting the Merger. In anticipation of the Merger, immediately prior to the Merger, Newmont Mining will transfer to Acquisition Co. all of the shares of Newmont Gold Common Stock owned by Newmont Mining. As a result of such transfer, immediately prior to the Merger, Acquisition Co. will own 156,522,906 of the 166,956,316 outstanding shares of Newmont Gold Common Stock, or 93.75%. Pursuant to the Merger, Acquisition Co. will be merged with Newmont Gold with Newmont Gold being the surviving corporation and Newmont Gold will become a wholly-owned subsidiary of Newmont Mining.

  Newmont Mining, Newmont Gold and Acquisition Co. have their executive offices at 1700 Lincoln Street, Denver, Colorado 80203; telephone number (303) 863-7414.

                        SELECTED CONSOLIDATED FINANCIAL
                            DATA OF NEWMONT MINING

  The following selected consolidated financial data of Newmont Mining, insofar as it relates to each of the fiscal years in the five-year period ended December 31, 1997, has been derived from the audited consolidated financial statements of Newmont Mining for each of the years in the five-year period ended December 31, 1997. The selected consolidated financial data for the five-year period ended December 31, 1997 should be read in conjunction with and are qualified in their entirety by Newmont Mining's consolidated financial statements and accompanying notes for the year ended December 31, 1997 contained in the 1997 Newmont Mining 10-K which is incorporated by reference herein. The selected consolidated financial data of Newmont Mining for the six months ended June 30, 1998 and 1997 has been derived from Newmont Mining's unaudited quarterly report on Form 10-Q for the six months ended June 30, 1998. The summaries for the six months ended June 30, 1998 and 1997 are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. As a result of the 1994 Transaction, the statements of consolidated income and the consolidated balance sheets for Newmont Mining and Newmont Gold are virtually the same, with the only difference being the minority interest in Newmont Gold on Newmont Mining's statements.

                           SIX MONTHS ENDED
                               JUNE 30,                   FOR THE YEARS ENDED
                              (UNAUDITED)                     DECEMBER 31,
                           -----------------  --------------------------------------------
                             1998     1997      1997     1996     1995     1994     1993
                           -------- --------  -------- -------- -------- -------- --------
                                        (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA (1)
Sales....................  $  752.0 $  776.8  $1,572.8 $1,105.7 $  981.6 $  967.5 $  857.6
Income (loss) from
 continuing operations...  $   56.5 $  (13.4) $   68.4 $   98.6 $  147.7 $  127.4 $  115.6
Net income (loss)(2).....  $   56.5 $  (13.4) $   68.4 $   98.6 $  147.7 $  127.4 $  285.9
Income (loss) per common
 share:
 Continuing operations...  $   0.36 $  (0.09) $   0.44 $   0.63 $   0.95 $   0.80 $   0.74
 Net Income (loss)(2)
  (3)....................  $   0.36 $  (0.09) $   0.44 $   0.63 $   0.95 $   0.80 $   2.02
Dividends declared per
 common share(4).........  $   0.06 $   0.24  $   0.39 $   0.48     0.48 $   0.48 $   0.48
BALANCE SHEET DATA (AT
PERIOD END)(1)
Total assets.............  $3,514.1 $3,471.3  $3,614.0 $3,282.1 $2,710.0 $2,429.0 $1,997.8
Long-term debt, including
 current portion.........  $1,231.0 $1,175.6  $1,222.7 $1,059.1 $  808.5 $  683.6 $  541.3
Stockholders' equity.....  $1,639.0 $1,522.0  $1,591.1 $1,562.8 $1,267.3 $1,171.1 $  844.2

--------
(1) All amounts prior to 1997 have been restated to reflect the merger with Santa Fe which was accounted for as a pooling of interests. 1997 includes the consolidation of Minera Yanacocha S.A. See the notes to Newmont Mining's consolidated financial statements included in the 1997 Newmont Mining 10-K which is incorporated herein by reference.
(2) 1993 includes income from discontinued operations of $131.8 million, net of tax ($0.99 per share), related to former non-gold Santa Fe mining operations and a benefit of $38.5 million ($0.29 per share) for the cumulative effect of a change in accounting for income taxes. 1997 includes $119.8 million for Newmont Gold, net of tax, ($0.72 per share) for expenses and write-offs associated with the Santa Fe merger.
(3) Adjusted for a 1.2481 shares-to-1 share stock split declared March 21, 1994 by Newmont Mining and a 1.122 million-for-1 share stock split declared February 22, 1994 by Santa Fe.
(4) In each of the years 1993 through 1996, Newmont Mining declared dividends of $0.48 per Newmont Mining common share. Santa Fe declared dividends of $0.05 per Santa Fe common share in 1996 and 1995. Prior to 1995, Santa Fe paid dividends to another company as its wholly-owned subsidiary.

                        SELECTED CONSOLIDATED FINANCIAL
                      AND OPERATING DATA OF NEWMONT GOLD

  The following selected consolidated financial data of Newmont Gold, insofar as it relates to each of the fiscal years in the five-year period ended December 31, 1997, has been derived from the audited consolidated financial statements of Newmont Gold for each of the years in the five-year period ended December 31, 1997. The selected consolidated financial data for the five-year period ended December 31, 1997 should be read in conjunction with and are qualified in their entirety by Newmont Gold's consolidated financial statements and accompanying notes for the year ended December 31, 1997 contained in the 1997 Newmont Gold 10-K which is incorporated by reference herein. The selected consolidated financial data of Newmont Gold for the six months ended June 30, 1998 and 1997 has been derived from Newmont Gold's unaudited quarterly report on Form 10-Q for the six months ended June 30, 1998. The summaries for the six months ended June 30, 1998 and 1997 are unaudited; however, in the opinion of management, all adjustments necessary for a fair presentation of such financial information have been included. Certain selected operating data for Newmont Gold for the five-year period ended December 31, 1997 also is set forth below.

                          SIX MONTHS ENDED
                              JUNE 30,                   FOR THE YEARS ENDED
                             (UNAUDITED)                     DECEMBER 31,
                          -----------------  --------------------------------------------
                            1998     1997      1997     1996     1995     1994     1993
                          -------- --------  -------- -------- -------- -------- --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA(1)
Sales...................  $  752.0 $  776.8  $1,572.8 $1,105.7 $  981.6 $  967.5 $  830.3
Income (loss) from
 continuing operations..  $   60.2 $  (14.3) $   72.9 $  105.2 $  157.5 $  135.7 $  134.5
Net income (loss)(2)....  $   60.2 $  (14.3) $   72.9 $  105.2 $  157.5 $  135.7 $  279.2
Income (loss) per common
 share:
 Continuing operations..  $   0.36 $  (0.09) $   0.44 $   0.63 $   0.95 $   0.80 $   0.88
 Net income
  (loss)(2)(3)..........  $   0.36 $  (0.09) $   0.44 $   0.63 $   0.95 $   0.80 $   1.82
Dividends declared per
 common share(4)........  $   0.06 $   0.24  $   0.39 $   0.48 $   0.48 $   0.48 $   0.48
BALANCE SHEET DATA (AT
 PERIOD END)(1)
Total assets............  $3,514.1 $3,471.3  $3,614.0 $3,282.1 $2,710.0 $2,429.0 $1,833.3
Long-term debt,
 including current
 position...............  $1,231.0 $1,175.6  $1,222.7 $1,059.1 $  808.5 $  683.6 $  349.3
Stockholders' equity....  $1,748.4 $1,623.6  $1,697.1 $1,667.0 $1,354.7 $1,256.4 $1,138.4
OPERATING DATA FOR
 NEWMONT GOLD
 (OUNCES)(1)
 (IN THOUSANDS)
Equity gold production
 (in thousands).........   2,070.5  1,875.8   3,956.8  3,104.1  2,714.6  2,600.7  2,296.3
Equity gold reserves at
 year end (in millions).       N/A      N/A      52.7     55.2     46.7     41.5     40.1

--------
(1) All amounts prior to 1997 have been restated to reflect the merger with Santa Fe which was accounted for as a pooling of interests. 1997 includes the consolidation of Minera Yanacocha S.A. See the notes to Newmont Gold's consolidated financial statements included in the 1997 Newmont Gold 10-K which is incorporated herein by reference.
(2) 1993 includes income from discontinued operations of $142.0 million, net of tax ($0.92 per share) related to former non-gold Santa Fe mining
    operations and a benefit of $         2.7 million ($0.02 per share) for the
    cumulative effect of a change in accounting for income taxes. 1997 includes $119.8 million, net of tax, ($0.72 per share) for expenses and write-offs associated with the Santa Fe Merger.
(3) Adjusted for a 1.122 million-for-1 share stock split declared February 22, 1994 by Santa Fe.
(4) In the years 1993 through 1996, Newmont Gold declared dividends of $0.48 per Newmont Gold common share. Santa Fe declared dividends of $0.05 per Santa Fe common share in 1996 and 1995. Prior to 1995, Santa Fe paid dividends to another company as its wholly-owned subsidiary.

        PRO FORMA CONSOLIDATED INCOME STATEMENTS AND BALANCE SHEET AND
                            CERTAIN PER SHARE DATA

  The following unaudited pro forma consolidated financial statements of Newmont Mining assume the Merger occurred as of the dates indicated giving effect to the adjustments required as a result of the Merger. The Merger will be accounted for at historical cost, with the exception of the minority interest which will be accounted for as a purchase. The purchase price will be based on the value of the shares of Newmont Mining Common Stock issued to Newmont Gold stockholders pursuant to the Merger. The excess of the purchase price over the carrying value of such minority interest, including the associated tax effect (the "net purchase price"), will be allocated on a pro-rata basis to the assets and liabilities of Newmont Gold based on their respective fair market values at the date of acquisition. The pro forma financial statements are presented for informational purposes and are not necessarily indicative of the financial position or results of operations that would have actually occurred had the Merger been consummated as of the dates assumed. The pro forma statements are also not indicative of future financial position or results of operations. Following the Merger, the required accounting adjustments will be finalized and may vary significantly from the pro forma adjustments due to a variety of factors, including changes in the net purchase price and other factors discussed under "Risk Factors."

  The pro forma financial statements should be read in conjunction with the consolidated financial statements and accompanying notes of Newmont Mining (contained in the 1997 Newmont Mining 10-K) and Newmont Gold (contained in the 1997 Newmont Gold 10-K) incorporated herein by reference.

                           NEWMONT MINING CORPORATION

               PRO FORMA CONSOLIDATED INCOME STATEMENT--UNAUDITED
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                           NEWMONT
                                            MINING
                                         CORPORATION   PRO FORMA      PRO FORMA
                                         CONSOLIDATED ADJUSTMENTS    CONSOLIDATED
                                         ------------ -----------    ------------
Sales and other income
  Sales................................   $1,572,757                  $1,572,757
  Dividends, interest and other........       55,235                      55,235
                                          ----------   --------       ----------
                                           1,627,992                   1,627,992
                                          ----------   --------       ----------
Costs and expenses
  Costs applicable to sales............      800,045                     800,045
  Depreciation, depletion and amortiza-
   tion................................      265,765   $ 14,168 (1)      279,933
  Exploration and research.............       98,420                      98,420
  General and administrative...........       66,380                      66,380
  Interest, net of amounts capitalized.       77,067                      77,067
  Merger and related expenses..........      162,674                     162,674
  Other................................       25,726                      25,726
                                          ----------   --------       ----------
                                           1,496,077     14,168        1,510,245
                                          ----------   --------       ----------
Income before income tax and minority
 interests.............................      131,915    (14,168)         117,747
Income tax benefit.....................        7,900      3,673 (1)       11,573
Minority interest in income of Minera
 Yanacocha.............................      (66,882)                    (66,882)
Minority interest in income of Newmont
 Gold Company..........................       (4,556)     4,556 (2)          --
                                          ----------   --------       ----------
Net income.............................   $   68,377   $ (5,939)      $   62,438
                                          ==========   ========       ==========
Net income per common share, basic and
 diluted...............................   $     0.44                  $     0.37
                                          ==========                  ==========
Basic weighted average shares outstand-
 ing...................................      156,243     10,667          166,910
                                          ==========   ========       ==========

--------
(1) Assumes consummation of the Merger on January 1, 1997 and reflects the estimated additional amortization resulting from recording the net purchase price, calculated on a units-of-production basis, less the associated income tax benefit.
(2)  Eliminates the minority interest in income of Newmont Gold.

                           NEWMONT MINING CORPORATION

               PRO FORMA CONSOLIDATED INCOME STATEMENT--UNAUDITED
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                        (IN THOUSANDS EXCEPT PER SHARE)

                                           NEWMONT
                                            MINING
                                         CORPORATION   PRO FORMA     PRO FORMA
                                         CONSOLIDATED ADJUSTMENTS   CONSOLIDATED
                                         ------------ -----------   ------------
Sales and other income
  Sales................................    $752,029                   $752,029
  Dividends, interest and other........      13,763                     13,763
                                           --------     -------       --------
                                            765,792                    765,792
                                           --------     -------       --------
Costs and expenses
Costs applicable to sales..............     417,442                    417,442
  Depreciation, depletion and amortiza-
   tion................................     145,085     $ 7,214 (1)    152,299
  Exploration and research.............      32,685                     32,685
  General and administrative...........      26,759                     26,759
  Interest, net of amounts capitalized.      39,603                     39,603
  Other................................       5,521                      5,521
                                           --------     -------       --------
                                            667,095       7,214        674,309
                                           --------     -------       --------
Income before income tax and minority
 interests.............................      98,697      (7,214)        91,483
Income tax benefit (provision).........     (14,900)      1,870 (1)    (13,030)
Minority interest in income of Minera
 Yanacocha.............................     (23,569)                   (23,569)
Minority interest in income of Newmont
 Gold Company..........................      (3,764)      3,764 (2)        --
                                           --------     -------       --------
Net income.............................    $ 56,464     $(1,580)      $ 54,884
                                           ========     =======       ========
Net income per common share, basic and
 diluted...............................    $   0.36                   $   0.33
                                           ========                   ========
Basic weighted average shares outstand-
 ing...................................     156,494      10,687        167,181
                                           ========     =======       ========

--------
(1) Assumes consummation of the Merger on January 1, 1997 and reflects the estimated additional amortization resulting from recording the net purchase price, calculated on a units-of-production basis, less the associated income tax benefit.
(2) Eliminates the minority interest in income of Newmont Gold.

                           NEWMONT MINING CORPORATION

                PRO FORMA CONSOLIDATED BALANCE SHEET--UNAUDITED
                                 JUNE 30, 1998
                                 (IN THOUSANDS)

                                          NEWMONT
                                           MINING
                                        CORPORATION   PRO FORMA      PRO FORMA
                                        CONSOLIDATED ADJUSTMENTS    CONSOLIDATED
                                        ------------ -----------    ------------
Assets
  Cash and cash equivalents............  $   54,134                  $   54,134
  Inventories..........................     386,235                     386,235
  Other current assets.................     162,498                     162,498
                                         ----------                  ----------
   Current assets......................     602,867                     602,867
  Property, plant and mine development,
   net.................................   2,554,409   $191,628 (1)    2,746,037
  Other long-term assets...............     356,844                     356,844
                                         ----------   --------       ----------
    Total assets.......................  $3,514,120   $191,628       $3,705,748
                                         ==========   ========       ==========
Liabilities
  Short-term debt and current portion
   of long-term debt...................  $   56,132                  $   56,132
  Other current liabilities............     207,472                     207,472
                                         ----------                  ----------
   Current liabilities.................     263,604                     263,604
  Long-term debt.......................   1,174,861                   1,174,861
  Other long-term liabilities..........     275,612   $ 49,681 (1)      325,293
                                         ----------   --------       ----------
    Total liabilities..................   1,714,077     49,681        1,763,758
Minority interest in subsidiaries......     161,013   (109,369)(2)       51,644
Stockholders' equity...................   1,639,030    251,316 (3)    1,890,346
                                         ----------   --------       ----------
    Total liabilities and stockholder's
     equity............................  $3,514,120   $191,628       $3,705,748
                                         ==========   ========       ==========

--------
(1) Assumes consummation of the Merger on June 30, 1998, and represents the preliminary allocation of the net purchase price. The related tax effect, recorded as deferred income taxes, represents the incremental differences between the book and tax bases of the assets affected by the net purchase price allocation.
(2)Eliminates the carrying value of the minority interest in Newmont Gold.
(3)Reflects the estimated purchase price of the minority interest.

  Set forth below are the historical earnings, dividends and book value for the periods indicated for each of Newmont Mining and Newmont Gold, as well as Newmont Mining's earnings, dividends and book value for such periods on a pro forma basis after giving effect to the Merger. As a result of the 1994 Transaction, the per share earnings and dividends for both Newmont Mining and Newmont Gold are identical.

                                                                   PRO FORMA
                                                                    EARNINGS       DIVIDEND
                                                                 GIVING EFFECT    EQUIVALENT
                                                                 TO THE MERGER     TO CASH
                                                               ------------------  DIVIDEND
                                                                 PER               PAID ON
                                                                SHARE  PER 1.025    1.025
                            PER SHARE OF       PER SHARE OF      OF    SHARES OF  SHARES OF
                           NEWMONT MINING      NEWMONT GOLD    NEWMONT  NEWMONT    NEWMONT
                            COMMON STOCK       COMMON STOCK    MINING    MINING     MINING
                         ------------------ ------------------ COMMON    COMMON     COMMON
                         EARNINGS DIVIDENDS EARNINGS DIVIDENDS  STOCK  STOCK(/1/) STOCK(/2/)
                         -------- --------- -------- --------- ------- ---------- ----------
December 31, 1997.......  $0.44     $0.39    $0.44     $0.39    $0.37    $0.38      $0.40
June 30, 1998...........  $0.36     $0.06    $0.36     $0.06    $0.33    $0.34      $0.06

                                                          PRO FORMA BOOK VALUE
                                                          GIVING EFFECT TO THE
                                                                 MERGER
                                                          ---------------------
                                                                     PER 1.025
                                                          PER SHARE  SHARES OF
                                                          OF NEWMONT  NEWMONT
                                                            MINING     MINING
                                          NEWMONT NEWMONT   COMMON     COMMON
                                          MINING   GOLD   STOCK(/3/) STOCK(/1/)
                                          ------- ------- ---------- ----------
Book value per share at December 31,
 1997.................................... $10.17  $10.17    $11.02     $11.30
Book value per share at June 30, 1998.... $10.47  $10.47    $11.31     $11.59

--------
(/1/) Amounts are calculated by multiplying Newmont Mining's pro forma consolidated amounts by the Exchange Ratio of 1.025.
(/2/) Amounts represent historical Newmont Mining dividends per common share multiplied by the Exchange Ratio of 1.025. For a discussion of Newmont Mining's current and future dividend policy, see "Comparative Stock Prices; Dividends."
(/3/) Amount is calculated by dividing total pro forma common stockholders' equity by the pro forma total outstanding shares of Newmont Mining Common Stock after the Merger based upon the number of shares of Newmont Mining Common Stock outstanding on December 31, 1997 and June 30, 1998.

                                  THE MERGER

GENERAL

  The Merger is being effected pursuant to Section 253 of the DGCL. The Merger will be effective when the certificate of ownership and merger relating thereto (the "Merger Certificate") is filed with the Delaware Secretary of State (the "Effective Time"). It is expected that the Merger Certificate will be filed promptly after the Registration Statement is declared effective by the Commission. Newmont Mining, however, reserves the right not to proceed with the Merger if the cost of completion thereof, or the charges that would be incurred in connection therewith, would make proceeding with the Merger inadvisable.

  Immediately prior to the Merger, Newmont Mining will contribute to Acquisition Co. all of the shares of Newmont Gold Common Stock owned by Newmont Mining. At the Effective Time, Acquisition Co. will merge with and into Newmont Gold. Newmont Gold will be the surviving corporation of the Merger (the "Surviving Corporation") and will become a wholly-owned subsidiary of Newmont Mining. Each outstanding share of Newmont Gold Common Stock (other than the Non-Participating Shares) will be converted into the right to receive
1.025 shares of Newmont Mining Common Stock. Pursuant to the Newmont Mining Rights Agreement, each share of Newmont Mining Common Stock issued to the Newmont Gold stockholders pursuant to the Merger will be accompanied by one Newmont Mining Share Purchase Right. See "Description of Newmont Mining Common Stock" for a description of the Newmont Mining Share Purchase Rights. Pursuant to Section 253 of the DGCL, because Acquisition Co. will own more than 90% of the outstanding shares of Newmont Gold Common Stock immediately prior to the Merger, the stockholders of Newmont Gold are not entitled to vote on the Merger. The stockholders of Newmont Gold will be entitled to rights of appraisal under the DGCL. See "--Appraisal Rights."

BACKGROUND OF THE MERGER

  Since 1994, Newmont Mining and Newmont Gold have from time to time considered various approaches to simplify their corporate structure. With the recent decline in stock prices of Newmont Mining and Newmont Gold, Newmont Mining's management determined that Newmont Mining would be able to consummate a merger that would result in Newmont Gold becoming a wholly-owned subsidiary of Newmont Mining and Newmont Gold ceasing to be a separately, publicly traded company without incurring significant non-cash charges against future earnings.

  On September 11, 1998, members of senior management of Newmont Mining advised Mr. Robert H. Quenon and Dr. James V. Taranik, who are members of the Board of Directors of Newmont Gold (the "Newmont Gold Board"), that they were contemplating a possible merger involving Newmont Gold that would be effected pursuant to Section 253 of the DGCL. Mr. Quenon and Dr. Taranik were also advised that, although approval of the Merger by the Newmont Gold Board or the Newmont Gold stockholders would not be required by Section 253 of the DGCL, management would recommend to the Board of Directors of Newmont Mining (the "Newmont Mining Board") that the terms of such a merger be considered by a special committee of the Newmont Gold Board, consisting of Mr. Quenon and Dr. Taranik (the "Special Committee"). Neither Mr. Quenon nor Dr. Taranik is an officer of Newmont Gold or an officer or Director of Newmont Mining, nor is either otherwise affiliated with Newmont Mining. Other than Mr. Quenon and Dr. Taranik, the Newmont Mining Board consists entirely of the members of the Newmont Gold Board. Mr. Quenon and Dr. Taranik served as the special committee of the Newmont Gold Board in connection with the 1994 Transaction and the Contribution Transaction.

  On September 15, 1998, Mr. Quenon and Dr. Taranik met by telephone with members of senior management of Newmont Mining and certain legal and financial advisors to discuss the structure of a possible merger proposal. At such meeting, Newmont Mining's management indicated that they would recommend that any such merger be effected pursuant to Section 253 of the DGCL, which would result in the Newmont Gold stockholders being entitled to appraisal rights under the DGCL. Newmont Mining's management further indicated that they believed that, due to the relative capital structure of the two companies, any such merger should be done on a basis so that each outstanding share of Newmont Gold Common Stock would be converted into one share of Newmont Mining Common Stock. Mr. Quenon and Dr. Taranik each raised concerns about effecting such a merger at a one-to-one exchange ratio in light of the recent trading history of the Newmont Gold Common Stock and the Newmont Mining Common Stock.

  On September 16, 1998, the Newmont Mining Board established a committee of the Newmont Mining Board (the "Merger Committee") to determine whether Newmont Gold should proceed with a merger involving Newmont Gold and, if so, to determine the terms thereof. The Newmont Mining Board, however, stipulated that Newmont Mining would only proceed with any such merger if a special committee of the Newmont Gold Board consisting of directors not affiliated with Newmont Mining determined that the merger is fair to the stockholders of Newmont Gold, other than Newmont Mining and its affiliates. On that date, the Newmont Gold Board appointed Mr. Quenon and Dr. Taranik as the Special Committee to consider the fairness to the Newmont Gold stockholders, other than Newmont Mining and its affiliates, of any merger proposal made by Newmont Mining.

  On September 16, 1998, Mr. Quenon and Dr. Taranik retained Chase Securities, Inc. ("Chase") as financial advisor to assist the Special Committee in evaluating the Merger and retained the law firm of Dewey Ballantine LLP ("Dewey Ballantine") as the legal advisor to the Special Committee. Chase had acted as financial advisor to the special committee of the Newmont Gold Board with respect to the Contribution Transaction. Dewey Ballantine had acted as legal advisor to the special committee of the Newmont Gold Board with respect to the 1994 Transaction and the Contribution Transaction.

  On September 21, 1998, the Special Committee met by telephone with its financial and legal advisors, together with members of senior management of and counsel for Newmont Mining, to discuss further a possible merger transaction and to review the cost savings and other benefits that are expected to result from such a transaction. The Special Committee requested additional financial information from Newmont Mining.

  On September 22, 1998, the Special Committee met by telephone with its financial and legal advisors to review the financial information provided by Newmont Mining and to discuss the trading history of the stocks of Newmont Mining and Newmont Gold. On that date, the Merger Committee met and discussed, among other things, the purpose of the 1994 Transaction, the trading history of the Newmont Mining Common Stock and the Newmont Gold Common Stock since the effective date of the 1994 Transaction, the concerns raised by Mr. Quenon and Dr. Taranik regarding the possibility of a merger done using a 1.0 exchange ratio and the anticipated cost savings and other benefits from a merger of Newmont Gold. The Merger Committee determined to request that the Special Committee consider the fairness of the terms of a merger at a proposed exchange ratio of 1.025 shares of Newmont Mining Common Stock for each outstanding share of Newmont Gold Common Stock not held by Newmont Mining. Subsequently, a representative of the Merger Committee contacted by telephone a representative of the Special Committee and requested that the Special Committee consider the terms of a merger at the proposed 1.025 exchange ratio, although the Newmont Mining Board had not yet approved a merger or the terms of any proposed merger.

  On September 25, 1998, the Special Committee met by telephone with its financial and legal advisors to give further consideration to the Merger proposal and to review the status of the financial analysis thereof being performed by Chase.

  On September 28, 1998, the Special Committee met by telephone with its financial and legal advisors. At that meeting, a representative of Chase presented a financial analysis of Newmont Mining's Merger proposal and delivered the oral opinion, to be subsequently confirmed in writing, that the Merger is fair, from a financial point of view, to the stockholders of Newmont Gold other than Newmont Mining and its affiliates. Following consideration of the financial analysis and the fairness opinion from Chase, the Special Committee determined that the exchange ratio of 1.025 shares of Newmont Mining Common Stock for each share of Newmont Gold Common Stock was fair to the stockholders of Newmont Gold other than Newmont Mining and its affiliates.

  On September 29, 1998, the Newmont Mining Board met to consider the terms of the Merger as proposed by the Merger Committee and found to be fair by the Special Committee. Thereafter, the Newmont Mining Board approved the terms of the Merger and other related transactions.

REASONS FOR THE MERGER

  Currently, the stockholders of Newmont Mining and Newmont Gold have identical per share interests in the reserves, production, earnings and dividends of Newmont Gold. The Merger will simplify the corporate structure of Newmont Mining and Newmont Gold by enabling Newmont Mining to acquire the entire equity interest in Newmont Gold thereby making Newmont Gold a wholly-owned subsidiary of Newmont Mining.

  The management of Newmont Gold estimates that the total cost savings from the Merger will be approximately $485,000 per annum.

  In connection with the Merger, Newmont Gold will take such action as is necessary to cause the Newmont Gold Common Stock to cease to be listed on the NYSE and the Paris Bourse after the Effective Date. This action will eliminate the payment of listing fees to such Exchanges.

  In addition, in connection with the Merger the authorized capital stock of Newmont Gold will be reduced, resulting in reduction in the Delaware franchise tax payable by Newmont Gold. Newmont Gold's authorized capital stock currently consists of 250,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $5.00 per share. After consummation of the Merger, the authorized capital of Newmont Gold will consist of 1,000 shares of common stock, par value $0.01 per share.

  Upon consummation of the Merger, the registration under the Exchange Act of Newmont Gold Common Stock will be terminated and, as a result, Newmont Gold will no longer be required to file periodic reports with the Commission and will no longer be subject to provisions of Section 14(a) of the Exchange Act requiring the furnishing of proxy statements in connection with stockholders' meetings. In addition, officers and directors of Newmont Gold (and Newmont Mining as a more than 10% stockholder of Newmont Gold) will no longer be subject to the reporting requirements of Section 16(a) of the Exchange Act. The elimination of these reporting obligations and the preparation and solicitation of proxies will also create cost savings.

  In conjunction with the Merger, Newmont Gold intends to eliminate the attendance fees payable to its directors. Currently, directors are entitled to receive an attendance fee of $1,000 per meeting of the Newmont Gold Board. In addition, each director who is neither an officer nor an employee of Newmont Gold, Newmont Mining or any of Newmont Gold's subsidiaries currently is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the chairman of the committee.

  In addition, the elimination of the requirements and responsibilities associated with maintaining two public companies will reduce the administrative burden on the management of Newmont Gold, and will eliminate the confusion in the marketplace created by having two publicly traded companies, with identical per share interests in the same underlying assets and operations.

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

  At the September 28, 1998 meeting of the Special Committee, Chase rendered to the Special Committee an oral opinion, which was confirmed by delivery of its written opinion dated September 28, 1998 (the "Chase Opinion"), to the effect that, as of such date, and based upon and subject to various qualifications and assumptions described therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the stockholders (other than Newmont Mining and its affiliates) of Newmont Gold .

  THE FULL TEXT OF THE CHASE OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE SCOPE OF REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX A TO THIS PROSPECTUS. STOCKHOLDERS OF NEWMONT GOLD ARE URGED TO READ THE CHASE OPINION IN ITS ENTIRETY. NO LIMITATIONS WERE IMPOSED BY NEWMONT GOLD OR NEWMONT MINING UPON CHASE WITH RESPECT TO THE INVESTIGATIONS MADE OR PROCEDURES FOLLOWED BY CHASE IN RENDERING ITS OPINION. THE CHASE OPINION, WHICH IS ADDRESSED TO THE SPECIAL COMMITTEE, IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE STOCKHOLDERS OF NEWMONT GOLD (OTHER THAN NEWMONT MINING AND ITS AFFILIATES), OF THE EXCHANGE RATIO IN THE MERGER AND DOES NOT EXPRESS ANY OPINION AS TO THE UNDERLYING DECISION TO ENGAGE IN THE MERGER AND THE TRANSACTIONS RELATED THERETO. THE CHASE OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NEWMONT GOLD STOCKHOLDER AS TO WHETHER SUCH STOCKHOLDER SHOULD EXERCISE ITS APPRAISAL RIGHTS OR TAKE ANY ACTION WITH RESPECT TO THE MERGER OR ANY MATTER RELATED THERETO. THE SUMMARY OF THE

CHASE OPINION SET FORTH IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In connection with the Chase Opinion, Chase, among other things, (i) reviewed a draft of this Prospectus in the form provided to it and assumed that the final form of the Prospectus would not vary in any regard that is material to its analysis; (ii) reviewed certain publicly available business and financial information that Chase deemed relevant relating to Newmont Gold and Newmont Mining and the industry in which they operate; (iii) reviewed certain internal non-public financial and operating data provided to it by or on behalf of the managements of Newmont Mining and Newmont Gold relating to their business, including certain forecast and projection information as to the future financial results of such businesses (the "Financial Forecasts"), as well as the amount and timing of the cost savings expected to result from the Merger (the "Expected Cost Savings"); (iv) discussed with members of the senior management and representatives of Newmont Gold and Newmont Mining the operations, historical financial statements and future prospects (before and after giving effect to the Merger) of Newmont Gold and Newmont Mining, as well as their views of the business, operational and strategic benefits and other implications of the Merger, including the Expected Cost Savings and such other matters as Chase deemed necessary or appropriate; (v) reviewed the relevant historical stock prices and trading volumes of the Newmont Gold Common Stock and the Newmont Mining Common Stock; and (vi) made such other analyses and examinations as Chase deemed necessary or appropriate.

  Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for it, or publicly available, for purposes of the Chase Opinion, and further relied upon the assurances of management of Newmont Gold and Newmont Mining that they are not aware of any facts that would make such information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Newmont Gold or Newmont Mining, nor did it conduct a physical inspection of the properties and facilities of Newmont Gold or Newmont Mining. Chase assumed that the Financial Forecasts and the Expected Cost Savings provided to or discussed with it by or on behalf of Newmont Gold and Newmont Mining were reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Newmont Gold and Newmont Mining as to the future financial performance of Newmont Gold and Newmont Mining. Chase expressed no view as to the Financial Forecast or the assumptions on which they were based.

  Chase was not asked to consider, and the Chase Opinion does not in any manner address, the prices at which the Newmont Gold Common Stock or the Newmont Mining Common Stock will actually trade following the announcement or consummation of the Merger. In addition, Chase was not requested to, and did not, solicit offers from third parties to acquire all or part of Newmont Gold.

  For purposes of rendering the Chase Opinion, Chase assumed that all governmental, regulatory or other consents and approvals relating to the Merger will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications, or waivers to any documents to which either Newmont Gold or Newmont Mining is a party, no adverse restrictions will be imposed or amendments, modifications or waivers made that would have any adverse effect on Newmont Gold or Newmont Mining. In addition, Chase assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the consummation of the Merger will not give rise to any tax or other liabilities of Newmont Gold, Newmont Mining or any holder of Newmont Gold Common Stock. Chase also assumed that Newmont Mining has no assets other than Newmont Gold Common Stock and that Newmont Mining has no liabilities of any nature.

  The following summarizes the material analyses performed by Chase and reviewed with the Special Committee at its meeting on September 28, 1998 in connection with Chase's presentation and its opinion to the Special Committee on such date.

  Structural Analysis. Chase reviewed the corporate and operating structure of Newmont Gold and Newmont Mining. In connection therewith, Chase noted that Newmont Gold's and Newmont Mining's consolidated assets, liabilities, book value per share, sales, EBITDA (earnings before interest, taxes, depreciation and amortization) and net income per outstanding share of common stock were the same for the most recent fiscal year and fiscal quarter of Newmont Gold and Newmont Mining.

  Trading Analysis. Chase performed a regression analysis on the stock prices of the Newmont Gold Common Stock and the Newmont Mining Common Stock for the period from April 21, 1994 to September 24, 1998, which showed a statistical correlation between changes in the trading prices of Newmont Gold Common Stock and Newmont Mining Common Stock, as represented by a beta correlation of 0.91 and an R-squared correlation coefficient of 98.5%. The trading analysis showed that since Newmont Gold's and Newmont Mining's corporate reorganization in April 1994, Newmont Mining Common Stock traded at an average premium of 0.3% to Newmont Gold Common Stock. Based on daily closing stock prices, Chase noted that until January 1, 1997, Newmont Mining Common Stock traded at a price higher than Newmont Gold Common Stock for a significant majority of the time period; however, since early 1997, Newmont Mining Common Stock only occasionally traded at a price higher than Newmont Gold Common Stock. The analysis revealed that the ratio of the price of Newmont Mining Common Stock to the price of Newmont Gold Common Stock remained within a band between 90.7% and 107.4% and that such ratio exceeded plus or minus 5% on 7.4% of total trading days. When Chase analyzed the stock prices using the average daily spread on a monthly basis for the period from April 21, 1994 to September 24, 1998, the ratio of the price of Newmont Mining Common Stock to the price of Newmont Gold Common Stock generally remained within a band of 95% and 105%.

  Chase noted a number of factors that could account for the different trading prices of Newmont Gold Common Stock and Newmont Mining Common Stock. Such factors included liquidity differences, control by Newmont Mining, relative volatility creating short term differences, market confusion due to the existing corporate structure and the fact that different New York Stock Exchange specialist firms handle the trading in the shares of Newmont Mining Common Stock and the shares of Newmont Gold Common Stock.

  Exchange Ratio Analysis. Chase reviewed the historical exchange ratio of Newmont Mining Common Stock to Newmont Gold Common Stock during the period from April 1994 to September 24, 1998. This analysis revealed that during the period from April 1994 to September 24, 1998, the mean exchange ratio was 0.9978x and the average exchange ratio over the last one year (excluding the last 30 days) was 1.027x, over the last two years (excluding the last 30 days) was 1.018x and over the last three years (excluding the last 30 days) was 1.009x.

  Pro Forma Merger Analysis. Chase reviewed the pro forma consequences of the Merger upon the forecasted earnings and cash flow per share of Newmont Mining Common Stock. The review was based on the Financial Forecasts and the Expected Cost Savings, which included certain assumptions described in this paragraph. The Financial Forecasts assumed two alternative prevailing prices at which gold and copper would sell: $300 per ounce of gold and $0.80 per ounce of copper (the "$300 Case") and $350 per ounce of gold and $0.90 per ounce of copper (the "$350 Case"). Assuming the $300 Case, the Financial Forecasts indicated that the Merger would result in dilution in earnings per share of Newmont Mining Common Stock of 12.4% and 6.9% in 1999 and 2000, respectively. Assuming the $350 Case, the Financial Forecasts indicated that the Merger would result in dilution in earnings per share of Newmont Mining Common Stock of 9.8% and 13.2% in 1999 and 2000, respectively. Using the Financial Forecasts and the Expected Cost Savings, Chase calculated an implied cash flow per share of Newmont Mining Common Stock (i.e., net income plus depreciation, depletion, amortization, deferred mining costs, deferred income taxes, minority interest net of dividends and undistributed earnings of affiliates). Assuming the $300 Case, based on the Financial Forecasts and the Expected Cost Savings, Chase's calculations indicated that the Merger would increase cash flow per share of Newmont Mining Common Stock by 1.2% in both 1999 and 2000. Assuming the $350 Case, based on the Financial Forecasts and the Expected Cost Savings, Chase's calculation indicated that the Merger would increase cash flow per share of Newmont Mining Common Stock by 0.6% in 1999 and 0.7% in 2000.

  The results of the pro forma merger analysis are not necessarily indicative of the future results or financial performance of Newmont Mining after the Merger.

  Present Value Analysis of Expected Cost Savings. Chase performed a present value analysis of the value of Expected Cost Savings assuming a discount rate of 7.0%, 8.0% and 9.0% and a marginal tax rate of 38%. Chase applied the assumed discount rates ranging from 7% to 9% and a terminal value to Expected Cost Savings of $485,000 per year for a period of 30 years. The analysis revealed that pro forma present value per share cost savings were estimated to be $0.024 per Newmont Gold share assuming a discount rate of 7%, $0.022 per Newmont Gold share assuming a discount rate of 8% and $0.020 per Newmont Gold share assuming a discount rate of 9%.

  The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description and taking portions of the analyses set out above, without considering the analysis as a whole, would, in the opinion of Chase, create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Chase Opinion. Chase did not form an opinion as to whether any individual analysis, considered in isolation, supported or failed to support the Chase Opinion. In arriving at its opinion, Chase considered the results of all such analyses and did not attribute particular weight to any one analysis or factor considered by it. The analyses performed by Chase, particularly those based on forecasts, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely to assess the fairness, from a financial point of view, to the stockholders of Newmont Gold, other than Newmont Mining and its affiliates, of the Exchange Ratio in the Merger. The foregoing summary does not purport to be a complete description of the analyses prepared by Chase.

  Chase, as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and/or investment banking services to Newmont Gold and Newmont Mining. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of Newmont Gold and Newmont Mining for its own accounts and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  The Special Committee engaged Chase as its financial advisor because Chase is an internationally recognized investment banking firm that has substantial experience in mergers and acquisitions transactions. The terms of the engagement of Chase by Newmont Gold on behalf of the Special Committee are set forth in a letter agreement, dated September 25, 1998, between Chase and Newmont Gold (the "Engagement Letter"). Pursuant to the terms of the Engagement Letter, a fee of $450,000 was payable to Chase upon the date on which Chase advised the Special Committee that it was prepared to render the Chase Opinion. In addition, Newmont Gold has agreed to reimburse Chase for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of its counsel and reasonable travel and other out-of-pocket expenses, and to indemnify Chase against certain liabilities relating to or arising out of its engagement.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

 Procedures for Exchange of Certificates; Fractional Shares

  At the Effective Time, each share of Newmont Gold Common Stock outstanding (other than the Non-Participating Shares) will be converted into the right to receive 1.025 shares of Newmont Mining Common Stock, except that cash will be paid in lieu of fractional shares of Newmont Mining Common Stock. Pursuant to the Newmont Mining Rights Agreement, each share of Newmont Mining Common Stock issued to the Newmont Gold stockholders pursuant to the Merger will be accompanied by one Newmont Mining Share Purchase Right. See "Description of Newmont Mining Capital Stock" for a description of the Newmont Mining Share Purchase Rights.

  The shares of Newmont Mining Common Stock outstanding immediately prior to the Merger will be unaffected by the Merger, except for the issuance of the additional shares of Newmont Mining Common Stock in the Merger.

  Each holder of Newmont Gold Common Stock should carefully review the letter of transmittal which accompanies this Prospectus. The letter of transmittal contains instructions with respect to the surrender of certificates previously representing Newmont Gold Common Stock to be exchanged for Newmont Mining Common Stock.

  As a result of the Merger, each certificate that previously represented shares of Newmont Gold Common Stock (other than Non-Participating Shares) will represent only the right to receive, upon surrender of such certificate, certificates representing the number of whole shares of Newmont Mining Common Stock into which the shares of Newmont Gold Common Stock were converted in the Merger, cash in lieu of fractional shares of Newmont Mining Common Stock and dividends to the extent described below.

  Holders of certificates previously representing Newmont Gold Common Stock will not be paid dividends or distributions on the Newmont Mining Common Stock into which such shares have been converted with a record date after the Effective Time, and will not be paid cash in lieu of fractional shares of Newmont Mining Common Stock, until such certificates are surrendered to ChaseMellon Shareholder Services, Inc. (the "Exchange Agent") for exchange. When such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Newmont Mining Common Stock payable as described below will be paid without interest.

  In the event of a transfer of ownership of Newmont Gold Common Stock which is not registered in the transfer records of Newmont Gold, a certificate representing the proper number of shares of Newmont Mining Common Stock may be issued to a person other than the person in whose name the certificate so surrendered is registered, if such certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Newmont Mining Common Stock to a person other than the registered holder of such certificate or shall establish to the satisfaction of Newmont Mining that such tax has been paid or is not applicable.

  All shares of Newmont Mining Common Stock issued upon the surrender for exchange of shares of Newmont Gold Common Stock (including any cash paid in lieu of any fractional shares of Newmont Mining Common Stock) will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Newmont Gold Common Stock.

  No fractional shares of Newmont Mining Common Stock will be issued to any Newmont Gold stockholder in connection with the consummation of the Merger. In lieu of any such fractional shares, each holder of Newmont Gold Common Stock who otherwise would be entitled to receive a fractional share of Newmont Mining Common Stock pursuant to the Merger will be paid an amount in cash equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Newmont Mining Common Stock (the "Excess Shares") that would have been issued in the Merger. As soon as practicable following the Effective Time, the Exchange Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent of such holders, will sell any such Excess Shares at the then prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent will be executed on the NYSE through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. The proceeds from such sale or sales available for distribution to such holders will be reduced by the compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, including all related commissions, transfer taxes and other out-of-pocket transaction costs. Until the net proceeds of such sale or sales have been distributed to such holders, the Exchange Agent will hold such proceeds in trust for such holders. As soon as practicable after the determination of the amount of cash, if any, to be paid to such holders in lieu of any fractional shares of Newmont Mining Common Stock, the Exchange Agent will make available such amounts, without interest, to such holders who have surrendered their certificates.

U.S. FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes the principal U.S. Federal income tax consequences of the receipt of Newmont Mining Common Stock by a holder of Newmont Gold Common Stock pursuant to the Merger contemplated by this Prospectus. Except as specifically noted, this discussion applies only to a U.S. Holder (as hereinafter defined). This summary applies only to Newmont Gold Common Stock held as capital assets and does not address aspects of U.S. Federal income tax that may be applicable to holders that are subject to special tax rules, including, without limitation, insurance companies, tax-exempt organizations, financial institutions, dealers or traders in securities or currencies, foreign persons (except as described below under "--Foreign Investment in Real Property Tax"), persons that have a "functional currency" other than the U.S. dollar, persons who acquired shares of Newmont Gold Common Stock pursuant to an exercise of employee stock options or rights or otherwise as compensation and persons who hold shares of Newmont Gold Common Stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for U.S. Federal income tax purposes. Moreover, this summary does not address any tax consequences of the Merger to U.S. Holders who exercise appraisal rights, if any. Also, the summary does not address state, local or foreign tax consequences of the Merger. Consequently, each holder should consult such holder's own tax advisor as to the specific tax consequences of the Merger to such holder.

  This discussion is based on current law and the opinion of White & Case LLP, special U.S. tax counsel to Newmont Mining. Future legislative, judicial or administrative changes or interpretations, which may be retroactive, could alter or modify the statements set forth herein. The opinion of White & Case LLP set forth in this summary is based on current law and on the assumptions set forth herein. Neither Newmont Mining nor Newmont Gold have requested or will request any ruling from the Internal Revenue Service as to the U.S. Federal income tax consequences of the Merger. An opinion of counsel is not binding on the Internal Revenue Service, and the Internal Revenue Service is not precluded from taking contrary positions.

  For purposes of this discussion, a "U.S. Holder" is a beneficial owner of Newmont Gold Common Stock who for U.S. federal income tax purposes is (i) a citizen or resident of the United States; (ii) a corporation or partnership organized in or under the laws of the United States or any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source; or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control. A "Non-U.S. Holder" is a beneficial owner of Newmont Gold Common Stock other than a U.S. Holder.

  HOLDERS OF NEWMONT GOLD COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

 General

  Exchanges of Newmont Gold Common Stock for Newmont Mining Common Stock pursuant to the Merger will be treated for U.S. Federal income tax purposes as exchanges pursuant to a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consequently, no gain or loss will be recognized by U.S. Holders of Newmont Gold Common Stock upon such exchanges, except as described below under "--Tax Consequences to Holders of Newmont Gold Common Stock." This opinion is based on certain assumptions, including that (i) the continuity of stockholder interest requirement applicable to corporate reorganizations will be satisfied, (ii) Newmont Mining will continue Newmont Gold's historic business or will use a significant portion of Newmont Gold's historic business assets in a business and (iii) the Merger will generally be consummated as contemplated by this Prospectus.

  If the Merger is consummated as contemplated by this Prospectus and based on the above assumptions, no gain or loss will be recognized by Newmont Mining or Newmont Gold with respect to the exchange of Newmont Gold Common Stock and Newmont Mining Common Stock as a result of the Merger.

 Tax Consequences to Holders of Newmont Gold Common Stock

  If the Merger is consummated as contemplated by this Prospectus and based on the above assumptions, the principal U.S. Federal income tax consequences to U.S. Holders who exchange Newmont Gold Common Stock pursuant to the Merger will be as follows:

    (i) no gain or loss will be recognized by a U.S. Holder on the exchange of Newmont Gold Common Stock for Newmont Mining Common Stock, except as described below with respect to the receipt of cash in lieu of fractional shares of Newmont Mining Common Stock;

    (ii) the aggregate adjusted tax basis of shares of Newmont Mining Common Stock received by a U.S. Holder (including fractional shares of Newmont Mining Common Stock deemed received and redeemed as described below) will be the same as the aggregate adjusted tax basis of the Newmont Gold Common Stock exchanged therefor;

    (iii) the holding period of shares of Newmont Mining Common Stock (including the holding period of fractional shares of Newmont Mining Common Stock) received by a U.S. Holder will include the holding period of the Newmont Gold Common Stock exchanged therefor; and

    (iv) a U.S. Holder of Newmont Gold Common Stock who receives cash in lieu of fractional shares of Newmont Mining Common Stock will be treated as having received such fractional shares and then as having received such cash in redemption of such fractional shares (a "deemed distribution"). Under Section 302 of the Code, provided that such deemed distribution is "substantially disproportionate" with respect to such U.S. Holder or is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. Holder's adjusted tax basis in the fractional share interest in Newmont Mining Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the fractional shares is more than one year.

 Foreign Investment in Real Property Tax

  A Non-U.S. Holder of Newmont Gold Common Stock that has held more than 5% of the outstanding Newmont Gold Common Stock at some time during the five-year period ending on the date when such Non-U.S. Holder exchanges the Newmont Gold Common Stock in the Merger may be subject to tax under the Foreign Investment in Real Property Tax ("FIRPTA") provisions of the Code and the Treasury Regulations promulgated thereunder unless certain certification and filing requirements are satisfied. Any such Non-U.S. Holder should consult with its own tax advisor regarding the application of the FIRPTA provisions to its particular circumstances.

  In addition, Newmont Mining should constitute a "United States real property holding corporation" for U.S. Federal income tax purposes, and certain dispositions of interests in Newmont Mining by a Non-U.S. Holder may be subject to tax under the FIRPTA provisions. Non-U.S. Holders that acquire shares of Newmont Mining Stock in the Merger should consult with their own tax advisors generally as to the possible application to them of the FIRPTA provisions with respect to their acquisition, holding and disposition of the Newmont Mining Common Stock.

ANTICIPATED ACCOUNTING TREATMENT

  The Merger will be accounted for at historical costs, with the exception of the minority interest which will be accounted for as a purchase. The purchase price will be based on the value of shares of Newmont Mining Common Stock issued to Newmont Gold stockholders pursuant to the Merger. The purchase price of the minority interest in excess of the underlying carrying value of the minority interest (including the deferred income tax effect) will be allocated on a pro-rata basis to the assets and liabilities of Newmont Gold based on their respective fair values at the date of acquisition.

APPRAISAL RIGHTS

  Holders of Newmont Gold Common Stock are entitled to rights of appraisal under Section 262 of the DGCL ("Section 262") in connection with the Merger. Holders of Newmont Gold Common Stock who hold such shares of record on the date of making a written demand for appraisal as described below and otherwise comply fully with the procedures prescribed in Section 262 will be entitled to a judicial determination of the "fair value" of their shares.

  The following is a brief summary of the statutory procedures to be followed by a holder of Newmont Gold Common Stock in order to perfect appraisal rights under the DGCL.

  ALTHOUGH SETTING FORTH THE MATERIAL TERMS OF SECTION 262, THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO
SECTION 262 WHICH IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. ANY NEWMONT GOLD STOCKHOLDER CONSIDERING DEMANDING APPRAISAL IS ADVISED TO READ THE FULL TEXT OF SECTION 262 CONTAINED IN APPENDIX B AND TO CONSULT LEGAL COUNSEL.

  A record holder of shares of Newmont Gold Common Stock who makes the demand described below with respect to such shares, and who otherwise complies with the statutory requirements of Section 262, will be entitled to an appraisal by the Delaware Court of Chancery (the "Delaware Court") of the fair value of his or her shares of Newmont Gold Common Stock. All references in this summary of appraisal rights to a "stockholder" or "holders of shares of Newmont Gold Common Stock" are to the record holder or holders of shares of Newmont Gold Common Stock.

  Under Section 262, where a merger is accomplished pursuant to Section 253 of the DGCL, either before or within 10 days after the effective date of the merger each constituent corporation (or, after the effective date, the surviving corporation) must notify the stockholders of each constituent corporation entitled to appraisal rights of the merger and that appraisal rights are available to such stockholders and include in each such notice a copy of Section 262. The Notice of Merger which accompanies this Prospectus shall constitute such notice to the record holders of Newmont Gold Common Stock.

  Holders of shares of Newmont Gold Common Stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Newmont Gold within 20 days after the date of mailing of the Notice of Merger. A demand for appraisal must be executed by or on behalf of the stockholder of record and must reasonably inform Newmont Gold of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal of the Newmont Gold Common Stock.

  A stockholder who elects to exercise appraisal rights should mail or deliver his or her written demand to:

                             Newmont Gold Company
                              1700 Lincoln Street
                               Denver, CO 80203
                                Attn: Secretary

  A person having a beneficial interest in shares of Newmont Gold Common Stock that are held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If the shares of Newmont Gold Common Stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, such demand must be executed by or for the record owner. If the shares of Newmont Gold Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of Newmont Gold Common Stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the record holder.

  A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of Newmont Gold Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record owner. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Newmont Gold Common Stock outstanding in the name of such record holder.

  Within 120 days after the Effective Time, either Newmont Gold or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Newmont Gold in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intention on the part of Newmont Gold to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Newmont Gold will file such a petition, or to initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Newmont Gold Common Stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the Effective Time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from Newmont Gold a statement setting forth the aggregate number of shares of Newmont Gold Common Stock with respect to which demands for appraisal were received by Newmont Gold and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by Newmont Gold.

  If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Newmont Gold Common Stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

  Although Newmont Mining believes that the consideration to be paid in the Merger (the "Merger Consideration") is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger. Moreover, Newmont Gold does not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the "fair value" of a share of Newmont Gold Common Stock is less than the Merger Consideration. In determining "fair value", the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on the factual circumstances, may or may not be a stockholder's exclusive remedy in connection with transactions such as a merger.

  Holders of shares of Newmont Gold Common Stock considering seeking appraisal should recognize that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they are entitled to receive in the Merger if they do not seek appraisal of their shares. The cost of the appraisal proceedings may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys' and expert witness expenses, although, upon application of a dissenting stockholder of Newmont Gold, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceedings, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

  Any holder of shares of Newmont Gold Common Stock who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the Effective Time.

  At any time within 60 days after the Effective Time, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the Merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of Newmont Gold. If no petition for appraisal is filed with the Delaware Court within 120 days after the Effective Time, stockholders' rights to appraisal shall cease, and all holders of shares of Newmont Gold Common Stock will be entitled to receive the Merger Consideration. Inasmuch as Newmont Gold has no obligation to file such a petition, and has no present intention to do so, any holder of shares of Newmont Gold Common Stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to Newmont Gold a written withdrawal of his or her demand for appraisal and acceptance of the Merger Consideration, except
(i) that any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of Newmont Gold and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

EFFECTIVE TIME

  The Effective Time of the Merger will be when the Merger Certificate is filed with the Delaware Secretary of State. It is expected that the Merger Certificate will be filed promptly after the Registration Statement is declared effective by the Commission. Newmont Mining, however, reserves the right not to proceed with the Merger if the cost of completion thereof or the charges that would be incurred in connection therewith, would make proceeding with the Merger inadvisable.

REGULATORY APPROVALS

  Newmont Mining is not aware of any license or regulatory permit which is material to its business and which is likely to be adversely affected by consummation of the Merger or any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to the Merger.

RESALE OF NEWMONT MINING COMMON STOCK

  The Newmont Mining Common Stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Act, except for shares issued to any Newmont Gold stockholder who may be deemed to be an "affiliate" of Newmont Mining or Newmont Gold for purposes of Rule 145 under the Act. This Prospectus does not cover resales of Newmont Mining Common Stock received by any person who may be deemed to be such an affiliate of Newmont Mining or Newmont Gold.

MATERIAL CONTRACTS WITH NEWMONT GOLD

  Pursuant to a letter agreement dated December 15, 1993 between Newmont Gold and Newmont Mining (the "Purchase Agreement") entered into in connection with the 1994 Transaction, Newmont Mining agreed to transfer all of its assets, other than 85,850,101 shares of Newmont Gold Common Stock, to Newmont Gold. In exchange for such assets, Newmont Gold agreed in the Purchase Agreement to assume all of the liabilities (contingent or otherwise) of Newmont Mining, other than Newmont Mining's obligation with respect to Newmont Mining's then outstanding preferred stock (except accrued and unpaid dividends as of December 31, 1993) and options to acquire Newmont Mining Common Stock. The liabilities assumed by Newmont Gold include all liabilities of Newmont Mining arising after completion of the 1994 Transaction. Since completion of the 1994 Transaction, Newmont Mining and Newmont Gold have maintained, through various transactions, the equilibrium between the number of outstanding shares of Newmont Mining Common Stock and the number of shares of Newmont Gold Common Stock held by Newmont Mining. See "The Companies--Newmont Mining."

  Newmont Mining's directors are also directors of Newmont Gold, which has two additional directors (i.e., Messrs. Quenon and Taranik) who are not affiliated with Newmont Mining. All executive officers of Newmont Mining are executive officers and employees of Newmont Gold. All salary and other compensation and benefit costs are borne by Newmont Gold.

  Newmont Gold's taxable income is included in the consolidated federal income tax return of Newmont Mining, filed by Newmont Mining as parent, and certain other state income tax returns Newmont Mining on a combined, consolidated or unitary basis. Effective January 1, 1994, Newmont Mining and Newmont Gold entered into a new tax sharing agreement for the allocation of federal, state and foreign income taxes.

  Under the agreement, Newmont Gold has succeeded to all Newmont Mining federal, state and foreign income tax attributes existing as of December 31, 1993, and has assumed all Newmont Mining liabilities for federal, state and foreign income taxes, interest and penalties attributable to tax periods ending on or before December 31, 1993.

  For all tax periods beginning after December 31, 1993, Newmont Gold determines its federal, state and foreign income tax liability on a separate return basis, which included the taxable income, loss, credits and other relevant tax items attributable to all members of the Newmont Mining consolidated, combined or unitary group that are owned directly or indirectly by Newmont Gold.

  Consistent therewith, Newmont Gold pays to Newmont Mining the greater of regular corporate income tax or the corporate alternative minimum tax, as applicable, computed on a separate return basis, including interest and penalties. Newmont Gold tenders payment to Newmont Mining no later than the time Newmont Gold is required to pay income tax to the Internal Revenue Service or the relevant state or foreign taxing authorities had Newmont Gold filed on a separate return basis.

  Newmont Mining, in turn, pays to Newmont Gold amounts equal to the refunds Newmont Gold would have been entitled to received had Newmont Gold filed separate company returns, including interest and rebate of penalties. Newmont Mining tenders payment to Newmont Gold no later than the time Newmont Gold would have been entitled to receive tax refunds from the Internal Revenue Service or the relevant state or foreign taxing authorities had Newmont Gold filed on a separate return basis.

  Newmont Gold may deduct net operating losses from federal, state or foreign taxable income as determined on a separate return basis. Such losses will be given effect only to the extent that the losses reduced the actual tax liability of the consolidated, combined or unitary group, or resulted in an actual refund of tax to the group. Newmont Mining's obligation will not extend to any interest on such taxes.

  In the event that Newmont Gold fails to satisfy its obligations regarding payment of federal, state or foreign income taxes, interest and penalties under the agreement, Newmont Mining can seek payment of such obligations from any member of the Newmont Mining consolidated or combined group that is owned directly or indirectly by Newmont Gold.

                      COMPARATIVE STOCK PRICES; DIVIDENDS

  The Newmont Mining Common Stock is listed and principally traded on the NYSE (under the symbol "NEM") and is also listed on the Paris Bourse, the Brussels Stock Exchange, the Swiss Stock Exchanges and the Lima Stock Exchange. Applications to list the Newmont Mining Common Stock to be issued pursuant to Merger have been or will be filed with all exchanges on which the Newmont Mining Common Stock is listed. The Newmont Gold Common Stock is listed on the NYSE (under the symbol "NGC") and also is listed on the Paris Bourse. Immediately following consummation of the Merger, Newmont Gold Common Stock will be delisted from both such exchanges.

  The following sets forth for the day indicated the last reported sale price, as reported on the NYSE Composite Tape, of the Newmont Mining Common Stock and the Newmont Gold Common Stock and the price of 1.025 shares of Newmont Mining Common Stock based upon the last reported sale price of Newmont Mining Common Stock for such day.

                                                                 PRICE PER 1.025
                                                                    SHARES OF
                                    NEWMONT MINING NEWMONT GOLD  NEWMONT MINING
                                    CLOSING PRICE  CLOSING PRICE  COMMON STOCK
                                    -------------- ------------- ---------------
September 28, 1998(/1/)............     $24.75        $26.75         $ 25.37

--------
(1) The last full trading day preceding the public announcement of the Merger.

  The following table sets forth, for the periods indicated, the high and low sale prices per share of the Newmont Mining Common Stock and the Newmont Gold Common Stock as reported on the NYSE Composite Tape.

                                                        NEWMONT
                                                     MINING COMMON NEWMONT GOLD
                                                         STOCK     COMMON STOCK
                                                     ------------- -------------
                                                      HIGH   LOW    HIGH   LOW
                                                     ------ ------ ------ ------
1995
  First Quarter..................................... $43.88 $33.13 $43.88 $33.13
  Second Quarter.................................... $45.25 $38.25 $45.25 $38.25
  Third Quarter..................................... $46.25 $41.13 $46.25 $41.13
  Fourth Quarter.................................... $46.00 $36.63 $44.25 $35.00
1996
  First Quarter..................................... $60.75 $45.63 $60.50 $43.75
  Second Quarter.................................... $60.50 $48.75 $62.25 $50.25
  Third Quarter..................................... $54.75 $46.00 $55.75 $46.88
  Fourth Quarter.................................... $53.13 $43.88 $51.38 $43.38
1997
  First Quarter..................................... $47.50 $38.25 $49.00 $38.38
  Second Quarter.................................... $39.88 $33.50 $40.88 $34.63
  Third Quarter..................................... $45.88 $35.25 $47.00 $36.81
  Fourth Quarter.................................... $45.63 $26.56 $47.50 $26.38
1998
  First Quarter..................................... $31.63 $23.75 $32.88 $24.50
  Second Quarter.................................... $34.88 $21.75 $35.63 $23.13
  Third Quarter (through September 28, 1998)........ $25.25 $13.25 $26.94 $14.38

  On September 28, 1998, there were approximately 30,391 stockholders of record of the Newmont Mining Common Stock.

  As of September 28, 1998, there were approximately 928 stockholders of record of Newmont Gold Common Stock.

  In 1998, Newmont Mining and Newmont Gold declared dividends of $0.03 per share of common stock outstanding in each of the first three quarters. In 1997, Newmont Mining and Newmont Gold declared dividends of $0.12 per share of common stock outstanding in each of the first three quarters and $0.03 per share in the fourth quarter, or a total of $0.39 per share for such year. Newmont Mining and Newmont Gold declared dividends of $0.12 per share of common stock outstanding in each quarter of 1996, or a total of $0.48 per share for such year. The determination of the amount of future dividends, however, will be made by the Newmont Mining Board and the Newmont Gold Board from time to time and will depend on Newmont Mining's and Newmont Gold's future earnings, capital requirements, financial condition and other relevant factors.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital of Newmont Mining consists of 5,000,000 shares of Preferred Stock, par value $5.00 per share, issuable in series, of which 500,000 shares of Series A Junior Participating Preferred Stock, par value $5.00 per share (the "Junior Preferred Shares"), were reserved for issuance as of September 28, 1998, and 250,000,000 shares of Newmont Mining Common Stock, par value $1.60 per share, of which 156,522,906 were issued and outstanding as of September 28, 1998. Holders of Newmont Mining's capital stock have no preemptive or subscription rights to purchase any securities of Newmont Mining. All outstanding shares of capital stock of Newmont Mining are fully paid and nonassessable.

                  DESCRIPTION OF NEWMONT MINING COMMON STOCK

  The statements set forth below are summaries of certain provisions relating to the Newmont Mining Common Stock. These summaries contain all material provisions, but are subject to, and are qualified in their entirety by, the provisions of the Newmont Mining's Restated Certificate Incorporation, as amended by an amendment thereto (collectively, the "Newmont Mining Certificate"), copies of which are filed as exhibits to the Registration Statement. See "Available Information."

DIVIDEND RIGHTS

  Subject to the prior rights as to dividends of any Preferred Stock which may be outstanding from time to time, the Newmont Mining Common Stock is entitled to such dividends out of assets legally available therefor at such times and in such amounts as may be declared from time to time by the Newmont Mining Directors.

VOTING RIGHTS

  Subject to the voting rights, if any, of any Preferred Stock which may be outstanding from time to time, all voting rights are vested in the holders of shares of Newmont Mining Common Stock. Each outstanding share of Newmont Mining Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders of the Newmont Mining. There is no cumulative voting. The Newmont Mining Board is expressly authorized to adopt, amend or repeal the By-Laws of Newmont Mining (the "Newmont Mining By-Laws") in any manner not inconsistent with the laws of the State of Delaware or the Newmont Mining Certificate, subject to the power of the stockholders of Newmont Mining to adopt, amend or repeal the Newmont Mining By-Laws or to limit or restrict the power of the Newmont Mining Board to adopt, amend or repeal the Newmont Mining By-Laws, and Newmont Mining may in the Newmont Mining By-Laws confer powers and authorities upon the Newmont Mining Board in addition to those conferred upon it by statute.

LIQUIDATION RIGHTS

  Subject to the prior rights of creditors and the holders of any Preferred Stock which may be outstanding from time to time, the shares of Newmont Mining Common Stock are entitled, in the event of voluntary or involuntary liquidation, dissolution or winding up, to share pro rata in the distribution of all remaining assets, which are legally available for distribution, after payment of all debts and other liabilities.

REDEMPTION

  The shares of Newmont Mining Common Stock are neither redeemable nor convertible.

ANTI-TAKEOVER PROVISIONS

 APPROVAL OF CERTAIN MERGERS, CONSOLIDATIONS, SALES AND LEASES

  Article NINTH of the Newmont Mining Certificate provides that, with certain exceptions noted below, the affirmative vote of the holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors (considered as one class) shall be required (a) for the adoption of any agreement for the merger or consolidation of Newmont Mining with or into any other corporation, or (b) to authorize any sale or lease of all or any substantial part of the assets of the Newmont Mining to, or any sale or lease to Newmont Mining or any subsidiary thereof in exchange for securities of Newmont Mining of any assets (except assets having an aggregate fair market value of less than $10 million) of, any other corporation, person or other entity if, in either case, as of the record date for determination of stockholders entitled to notice thereof or to vote thereon or consent thereto such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 10% of all outstanding shares of stock of Newmont Mining entitled to vote in elections of directors (a "10% Holder") considered for the purposes of Article NINTH as one class. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the stock of Newmont Mining otherwise required by law or any agreement between Newmont Mining and any national securities exchange.

  For the purposes of Article NINTH, any corporation, person or entity shall be deemed to be the beneficial owner of any shares of stock of Newmont Mining
(i) which it has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, or (ii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (i) above) by any other corporation, person or entity, with which it or its affiliates or associates (as defined in the Newmont Mining Certificate) have any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of Newmont Mining, or which is its affiliate or associate.

  Article NINTH does not apply to any transaction with any other corporation, person or entity (i) if the Newmont Mining Board has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a 10% Holder or (ii) in case of a corporation, if Newmont Mining and its subsidiaries own a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors. Article NINTH can be altered or repealed only upon the affirmative vote of the record holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors, considered as one class.

  Article NINTH might be characterized as an anti-takeover provision since it may render more difficult certain possible takeover proposals to acquire control of Newmont Mining and may make removal of management of Newmont Mining more difficult.

 STOCKHOLDER RIGHTS PLAN

  Each outstanding share of Newmont Mining Common Stock carries with it one Newmont Mining Share Purchase Right. The terms of the Newmont Mining Share Purchase Rights are set forth in the Newmont Mining Rights Agreement. The following is a summary of the terms of the Newmont Mining Rights Agreement. This summary contains all material provisions, but is subject to, and is qualified in its entirety by reference to, the provisions of the Newmont Mining Rights Agreement. A copy of the Newmont Mining Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement. See "Available Information."

  Following the Distribution Date referred to below and except as described below, each Newmont Mining Share Purchase Right entitles the registered holder to purchase from Newmont Mining one five-hundredth of a share (a "Preferred Share Fraction") of the Junior Preferred Shares, at a purchase price of $150 per Preferred Share Fraction, subject to adjustment (the "Purchase Price"). Unless earlier redeemed by Newmont Mining or expired as a result of the occurrence of a transaction described in Section 13(d) of the Newmont Mining Rights Agreement, the Newmont Mining Share Purchase Rights will expire at the close of business on September 11, 2000 (the "Final Expiration Date").

  Ownership of the Newmont Mining Share Purchase Rights is evidenced by Newmont Mining Common Stock certificates representing shares then outstanding, and no separate certificates representing the Newmont Mining Share Purchase Rights have been distributed. The Newmont Mining Share Purchase Rights will separate from the Newmont Mining Common Stock and a Distribution Date under the Newmont Mining Rights Agreement (the "Distribution Date") will occur upon the earlier of (i) the close of business on the tenth day after the date of a public announcement that a person (other than any Exempt Person (as defined in the Newmont Mining Rights Agreement)) or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Newmont Mining Common Stock (the "Stock Acquisition Date"), or
(ii) the close of business on the tenth business day after the date of the commencement of a tender offer or exchange offer that would result in a person or entity beneficially owning 15% or more of the outstanding Newmont Mining Common Stock. Until a Distribution Date, (i) the Newmont Mining Share Purchase Rights will be evidenced by the Newmont Mining Common Stock certificates and will be transferred with and only with such Newmont Mining Common Stock certificates and (ii) the transfer of any outstanding Newmont Mining Common Stock certificates will also constitute a transfer of the Newmont Mining Share Purchase Rights associated therewith.

  Except in the circumstances described below, after the Distribution Date each Newmont Mining Share Purchase Right will be exercisable into a Preferred Share Fraction. Each Preferred Share Fraction carries voting and dividend rights that are intended to produce the equivalent of one share of Newmont Mining Common Stock, which rights are subject to adjustment in the event of stock dividends, subdivisions and combinations with respect to the Newmont Mining Common Stock. In lieu of issuing certificates for fractions of Junior Preferred Shares (other than fractions which are integral multiples of one five-hundredth of a share), Newmont Mining may pay cash in accordance with Newmont Mining Rights Agreement.

  If a person becomes an Acquiring Person other than pursuant to certain Newmont Mining Board approved tender or exchange offers, each holder of a Newmont Mining Share Purchase Right, at any time following the Distribution Date, has the right to receive, upon exercise, Newmont Mining Common Stock (or, in certain circumstances, cash, property or other securities of Newmont Mining) having a value equal to two times the Purchase Price of the Newmont Mining Share Purchase Right. In lieu of requiring payment of the Purchase Price upon exercise of the Newmont Mining Share Purchase Right following any such event, Newmont Mining may provide that each Newmont Mining Share Purchase Right be exchanged for one share of Newmont Mining Common Stock (or cash, property or other securities, as the case may be). Following the occurrence of the event set forth in the first sentence of this paragraph, all Newmont Mining Share Purchase Rights that are, or (under certain circumstances specified in the Newmont Mining Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

  In the event that, at any time following the Stock Acquisition Date, (i) Newmont Mining is acquired in a merger or other business combination transaction in which Newmont Mining is not the surviving corporation (other than pursuant to certain tender or exchange offers approved by the Newmont Mining Board), (ii) Newmont Mining is the surviving corporation of a consolidation or merger in connection with which all or part of the outstanding Newmont Mining Common Stock is changed into or exchanged for stock or other securities of another corporation or cash or any other property, or
(iii) 50% or more of Newmont Mining's assets or earning power is sold or transferred, each holder of a Newmont Mining Share Purchase Right (except Newmont Mining Share Purchase Rights that previously have been voided as set forth above) has the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Newmont Mining Share Purchase Right.

  The Purchase Price payable, and the number of Preferred Share Fractions or other securities or property issuable, upon exercise of the Newmont Mining Share Purchase Rights is subject to adjustment to prevent dilution as a result of certain events described in the Newmont Mining Rights Agreement.

  Until a Newmont Mining Share Purchase Right is exercised, the holder thereof, as such, has no rights as a stockholder of Newmont Mining. At any time until the earlier of (i) the Stock Acquisition Date and (ii) the Final Expiration Date (but in certain circumstances only with the concurrence of Continuing Directors (as defined in the Newmont Mining Rights Agreement)), Newmont Mining has the option to redeem the Newmont Mining Share Purchase Rights in whole, but not in part, at a price of $0.01 per Newmont Mining Share Purchase Right, subject to adjustment.

  Prior to the Distribution Date, Newmont Mining may supplement or amend the Newmont Mining Rights Agreement without the approval of any holders of Newmont Mining Common Stock. From and after the Distribution Date, Newmont Mining may supplement or amend the Newmont Mining Rights Agreement without the approval of any holders of Newmont Mining Share Purchase Rights under limited circumstances. No supplement or amendment may be made that changes the Redemption Price (as defined in the Newmont Mining Rights Agreement), the Final Expiration Date, the Purchase Price or the number of Preferred Share Fractions for which a Newmont Mining Share Purchase Right is exercisable.

  The Newmont Mining Share Purchase Rights have certain anti-takeover effects. The Newmont Mining Share Purchase Rights may cause substantial dilution to a person or group that attempts to acquire Newmont Mining without conditioning the offer on the Newmont Mining Share Purchase Rights being redeemed or a substantial number of Newmont Mining Share Purchase Rights being acquired. The Newmont Mining Share Purchase Rights should not interfere with any merger or other business combination approved by the Newmont Mining Board because the Newmont Mining Share Purchase Rights are either redeemable or are not exercisable or do not go into effect under such circumstances.

                        DESCRIPTION OF PREFERRED STOCK

  The statements set forth below are summaries of certain provisions relating to the Preferred Stock of Newmont Mining. These summaries contain all material provisions, but are subject to, and are qualified in their entirety by, the provisions of the Newmont Mining Certificate of (which is filed as an exhibit to the Registration Statement) and the Certificate of Designations for Junior Preferred Shares described below. A form of the Certificate of Designations for the Junior Preferred Shares is an exhibit to the Newmont Mining Rights Agreement. The Newmont Mining Rights Agreement and the amendments thereto are filed as exhibits to the Registration Statement. See "Available Information."

GENERAL

  The Newmont Mining Certificate authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $5.00 per share, issuable in series. The Newmont Mining Board has the power to fix various terms with respect to each series of Preferred Stock, including voting powers, designations, preferences, the relative participating and optional or other rights, qualifications, limitations and restrictions as set forth in resolutions providing for the issue thereof adopted by the Newmont Mining Board or a duly authorized committee thereof. The Junior Preferred Shares that may be issued in connection with the Newmont Mining Stockholder Rights Plan (see "Description of Common Stock--Anti-Takeover Provisions--Stockholder Rights Plan") is the only series of Preferred Stock that the Newmont Mining Board currently has authorized for issuance by Newmont Mining.

JUNIOR PREFERRED SHARES

  General. A total of 500,000 shares of Junior Preferred Shares have been reserved for issuance upon exercise of the Newmont Mining Preferred Share Purchase Rights. See "Description of Common Stock--Anti-Takeover Provisions-- Stockholder Rights Plan."

  Dividend Rights. Each Junior Preferred Share has a preferential quarterly dividend payable on the first day of January, April, July and October of each year (or such other quarterly payment date as shall be specified by the Newmont Mining Board) in an amount equal to 500 times the dividend (other than a stock dividend) declared on each share of Common Stock, but in no event less than $1.00.

  Voting Rights. Each Junior Preferred Share will have 500 votes, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares, on all matters submitted to a vote of the stockholders of the Newmont Mining and, except as provided in the Certificate of Designations for the Junior Preferred Shares, the Newmont Mining Certificate or Newmont Mining By-Laws, the holders of Junior Preferred Shares shall vote together as one class.

  Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Newmont Mining, the holders of Junior Preferred Shares will receive a preferred liquidation payment per share equal to the greater of $500 per share (plus accrued dividends to the date of distribution, whether or not earned or declared) or an amount per share equal to 500 times the aggregate payment made per each share of Newmont Mining Common Stock, in each case subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

  Effect of Mergers, Consolidations, Sales and Leases. In the event of any merger, consolidation, combination or other transaction in which shares of Newmont Mining Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each Junior Preferred Share will be similarly exchanged or changed in an amount per share equal to 500 times the aggregate amount and type of consideration received per share of Newmont Mining Common Stock, subject to adjustment as provided in the Certificate of Designations for the Junior Preferred Shares.

  Ranking of Junior Preferred Shares. The Junior Preferred Shares rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

           COMPARISON OF RIGHTS OF HOLDERS OF NEWMONT MINING COMMON
                      STOCK AND NEWMONT GOLD COMMON STOCK

  Pursuant to the Merger, outstanding shares of Newmont Mining Common Stock (other than the Non-Participating Shares) will be converted into the right to receive 1.025 shares of Newmont Mining Common Stock. Shares of Newmont Mining Common Stock issued pursuant to the Merger will include Newmont Mining Share Purchase Rights. The following is a summary of all material differences between the rights of holders of Newmont Gold Common Stock and the rights of holders of Newmont Mining Common Stock. As each of Newmont Gold and Newmont Mining is organized under the laws of Delaware, these differences arise solely from various provisions of the certificate of incorporation and by-laws of each of Newmont Gold and Newmont Mining.

  The following is a summary of the rights of stockholders under Newmont Gold's Restated Certificate of Incorporation (the "Newmont Gold Certificate") and the By-Laws of Newmont Gold (the "Newmont Gold By-Laws") as compared with the material rights of Newmont Mining's stockholders under Newmont Mining Certificate and Newmont Mining By-Laws. The summary is qualified in its entirety by reference to the Newmont Gold Certificate, the Newmont Gold By-Laws, the Newmont Mining Certificate and the Newmont Mining By-Laws, to which stockholders of Newmont Gold are referred. The Newmont Gold Certificate and the Newmont Gold By-Laws are exhibits to the 1997 Newmont Gold 10-K which is incorporated herein by reference. See "Available Information" and "Incorporation of Certain Information by Reference." The Newmont Mining Certificate and the Newmont Mining By-Laws are filed as exhibits to the Registration Statement.

SPECIAL MEETINGS OF STOCKHOLDERS

  Under Delaware law, special meetings of the stockholders may be called by the board of directors or such other persons as may be authorized by the certificate of incorporation or by-laws. The Newmont Mining By-Laws provide that a special meeting may be called by the Newmont Mining Board, the Chairman of the Newmont Mining Board or the President. The Newmont Gold By-Laws provide that a special meeting may be called by Newmont Gold Board, the Chairman of the Newmont Gold Board or the President and shall be called by the Secretary upon the written request, stating the purpose of the meeting, of stockholders who together own of record a majority of the outstanding stock of any class entitled to vote at such meeting.

NUMBER OF DIRECTORS

  Under Delaware law, the number of directors shall be fixed by or in the manner provided in the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate of incorporation. The Newmont Mining By-Laws provide that the Newmont Mining Board is to consist of not less than eight nor more than fifteen directors, as shall be determined from time to time by the affirmative vote of a majority of the directors then in office. The Newmont Gold By-Laws provide that the Newmont Gold Board is to consist of not less than one director, as shall be determined from time to time by resolution of the Newmont Gold Board.

INDEMNIFICATION

  The Newmont Mining Certificate and Newmont Gold By-Laws both provide that directors and officers will be indemnified to the full extent permitted by Delaware law. In addition, the Newmont Mining By-Laws provide for the indemnification of directors, officers and persons serving at the request of the respective corporations as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise to the fullest extent permitted by the DGCL. The Newmont Mining By-Laws also provide that the corporation may extend this right of indemnification to any other person to whom Newmont Mining is permitted to provide indemnification. The Newmont Gold By-Laws do not provide for further indemnification of other persons.

REMOVAL OF DIRECTORS

  Delaware law provides generally that any director or the entire board of directors may be removed, with or without cause. Neither the Newmont Mining Certificate nor the Newmont Mining By-Laws contain any provisions regarding the removal of directors.

  The Newmont Gold By-Laws provide for the removal of any director with or without cause by the stockholders.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

  Under Delaware law, a corporation may amend its certificate of incorporation if, among other things, such amendment is approved by a majority of the outstanding stock entitled to vote. Whenever the certificate of incorporation shall require for action by the board of directors or by the stockholders an affirmative vote greater than that normally provided for by Delaware law, such provision of the certificate of incorporation may not be amended or repealed without such greater vote.

  The Newmont Gold Certificate does not contain a provision requiring the vote of a supermajority of the stockholders in order to amend such provision. The Newmont Mining Certificate requires an affirmative vote of four-fifths of all classes of stock to amend Article NINTH which is discussed above under "Description of Newmont Mining Common Stock--Anti-Takeover Provisions-- Approval of Certain Mergers, Consolidations, Sales and Leases."

APPROVAL OF CERTAIN MERGERS, CONSOLIDATIONS, SALES AND LEASES

  Under Delaware law, any merger, consolidation or sale of all or substantially all of the assets of a corporation requires the approval of the holders of a majority (unless the certificate of incorporation requires a higher percentage) of the outstanding shares of such corporation entitled to vote thereon. The Newmont Gold Certificate does not require a higher percentage. Article NINTH of the Newmont Mining Certificate provides that, with certain exceptions noted below, the affirmative vote of the holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors (considered as one class) shall be required (a) for the adoption of an agreement for the merger or consolidation of Newmont Mining with any other corporation or

(b) to authorize any sale or lease of all or any substantial part of the assets of Newmont Mining to, or any sale or lease to Newmont Mining or any subsidiary thereof in exchange for securities of Newmont Mining of any assets (except assets having an aggregate fair market value of less than $10 million) of, any other corporation, person or entity if, in either case, such other corporation, person or entity is a 10% Holder. Such affirmative vote or consent shall be in addition to the vote of the holders of the stock of Newmont Mining otherwise required by law or any agreement between Newmont Mining and any national securities exchange. Article NINTH does not apply to any transaction with any other corporation, person or entity (i) if the Newmont Mining Board has approved a memorandum of understanding with such other corporation, person or entity with respect to such transaction prior to the time that such other corporation, person or entity shall have become a 10% Holder or (ii) in case of a corporation, if Newmont Mining and its subsidiaries own a majority of the outstanding shares of all classes of stock entitled to vote in elections of directors. Article NINTH can be altered or repealed only upon the affirmative vote of the record holders of four-fifths of all classes of stock of Newmont Mining entitled to vote in elections of directors, considered as one class. Article NINTH might be characterized as an anti-takeover provision since it may render more difficult certain possible takeover proposals to acquire control of Newmont Mining and make removal of management of Newmont Mining more difficult.

STOCKHOLDER RIGHTS PLANS

  Delaware laws permits the adoption of stockholder rights plans which may have the effect of hindering changes in corporate control. For a summary of the provisions of the stockholder rights plan of Newmont Mining, see "Description of Newmont Mining Common Stock--Anti-Takeover Provisions-- Stockholder Rights Plan." Newmont Gold does not have a stockholder rights plan.

                                 LEGAL MATTERS

  The validity of the Newmont Mining Common Stock and certain federal income tax consequences of the Merger will be passed upon for Newmont Mining by White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036.

                                    EXPERTS

  The consolidated financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP and PricewaterhouseCoopers LLP, independent accountants, as indicated in their reports with respect thereto and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                 APPENDIX A--OPINION OF CHASE SECURITIES INC.

                                                             September 28, 1998

The Special Committee of
 the Board of Directors
Newmont Gold Company
1700 Lincoln Street
Denver, Colorado 80203

Members of the Special Committee of the Board of Directors:

  You have informed us that Newmont Mining Corporation ("Newmont Mining"), NGC Acquisition Co., a newly-formed, wholly-owned subsidiary of Newmont Mining ("Sub"), and Newmont Gold Company ("Newmont Gold") propose to enter into a merger (the "Merger") of Sub with and into Newmont Gold pursuant to a transaction in which each outstanding share of the common stock, par value $.01 per share of Newmont Gold (the "Newmont Gold Shares") not owned by Newmont Mining and its affiliates will be converted into the right to receive
1.025 shares (the "Exchange Ratio") of common stock, par value $1.60 per share, of Newmont Mining, together with the related preferred share purchase right (collectively, the "Newmont Mining Shares").

  You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders (other than Newmont Mining and its affiliates) of Newmont Gold Shares of the Exchange Ratio in the Merger.

  In arriving at the opinion set forth below, we have, among other things:

    (a) reviewed a draft of Newmont Mining's Form S-4 Registration Statement (the "Registration Statement") in the form provided to us and have assumed that the final form of the Registration Statement will not vary in any regard that is material to our analysis;

    (b) reviewed certain publicly available business and financial information that we deemed relevant relating to Newmont Gold and Newmont Mining and the industry in which they operate;

    (c) reviewed certain internal non-public financial and operating data provided to us by or on behalf of the managements of Newmont Mining and Newmont Gold relating to such businesses, including certain forecast and projection information as to the future financial results of such businesses, as well as the amount and timing of the cost savings expected to result from the Merger (the "Expected Cost Savings");

    (d) discussed with members of the senior management and representatives of Newmont Gold and Newmont Mining, the operations, historical financial statements and future prospects (before and after giving effect to the Merger) of Newmont Gold and Newmont Mining, as well as their views of the business, operational and strategic benefits and other implications of the Merger, including the Expected Cost Savings and such other matters as we deemed necessary or appropriate;

    (e) reviewed the historical stock prices and trading volumes for Newmont Gold Shares and Newmont Mining Shares; and

    (f) made such other analyses and examinations as we have deemed necessary or appropriate.

  We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion, and have further relied upon the assurances of management of Newmont Gold and Newmont Mining that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Newmont Gold or Newmont Mining, nor have we conducted a physical inspection of the properties and facilities of Newmont Gold or Newmont Mining. We have assumed that the financial forecast and projection information and the Expected Cost Savings provided to or discussed with us by or on behalf of Newmont Gold and Newmont Mining have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Newmont Gold and Newmont Mining as to the future financial performance of Newmont Gold and Newmont Mining. We express no view as to such forecast or projection information or the assumptions on which they were based.

  We have not been asked to consider, and this opinion does not in any manner address, the prices at which the Newmont Gold Shares or the Newmont Mining Shares will actually trade following the announcement or consummation of the Merger. In addition, we were not requested to, and did not, solicit offers from third parties to acquire all or part of Newmont Gold.

  For purposes of rendering our opinion, we have assumed that all governmental, regulatory or other consents and approvals relating to the Merger will be obtained and that, in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications, or waivers to any documents to which either Newmont Gold or Newmont Mining is a party, no adverse restrictions will be imposed or amendments, modifications or waivers made that would have any adverse effect on Newmont Gold or Newmont Mining. In addition, we have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes and that the consummation of the Merger will not give rise to any tax or other liabilities of Newmont Gold, Newmont Mining or any holder of Newmont Gold Shares. We have also assumed that Newmont Mining has no assets other than Newmont Gold Shares and that Newmont Mining has no liabilities of any nature.

  Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders (other than Newmont Mining and its affiliates) of Newmont Gold Shares of the Exchange Ratio in the Merger, and we express no opinion as to the merits of the underlying decision to engage in the Merger. This opinion does not constitute a recommendation to any holder of Newmont Gold Shares as to whether such holder should exercise its appraisal rights or take any action with respect to the Merger or any matter related thereto.

  Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of Newmont Gold in connection with the Merger and will receive a fee for rendering this opinion. In addition, Newmont Gold has agreed to indemnify Chase Securities Inc. for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and/or investment banking services to Newmont Gold and Newmont Mining. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Newmont Gold and Newmont Mining for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Newmont Gold Shares (other than Newmont Mining and its affiliates).

  This opinion is for the use and benefit of the Special Committee of the Board of Directors of Newmont Gold in its evaluation of the Merger and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. We hereby consent, however, to the inclusion of this opinion as an appendix to the Registration Statement.

                                          Very truly yours,

                                          /s/ Chase Securities Inc.
                                          ---------------------
                                          Chase Securities Inc.

                    APPENDIX B--SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW

  262 APPRAISAL RIGHTS--(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S) 251 (other than a merger effected pursuant to (S) 251(g) of this title), (S) 252, (S) 254, (S) 257, (S) 258, (S) 263 or (S) 264
of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided, that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (S)(S) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and address of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation), provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (1) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NEWMONT MINING SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               -----------------

                               TABLE OF CONTENTS

                                  PROSPECTUS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents By Reference...........................    2
Forward Looking Statements................................................    3
Risk Factors..............................................................    4
The Companies.............................................................    9
Selected Consolidated Financial Data of Newmont Mining....................   11
Selected Consolidated Financial and Operating Data of Newmont Gold........   12
Pro Forma Consolidated Income Statements and Balance Sheet and Certain Per
 Share Data...............................................................   13
The Merger................................................................   18
Comparative Stock Prices; Dividends.......................................   32
Description of Capital Stock..............................................   34
Description of Newmont Mining Common Stock................................   34
Description of Preferred Stock............................................   37
Comparison of Rights of Holders of Newmont Mining Common Stock and Newmont
 Gold Common Stock........................................................   38
Legal Matters.............................................................   40
Experts...................................................................   40
Opinion of Chase Securities Inc...........................................  A-1
Section 262 of the Delaware General Corporation Law.......................  B-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                          NEWMONT MINING CORPORATION

                                 COMMON STOCK
                          (PAR VALUE $1.60 PER SHARE)


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes and empowers Newmont Mining to indemnify the directors, officers, employees and agents of Newmont Mining against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with Newmont Mining, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Newmont Mining in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

  The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining, and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Section 6 of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining and the director or officer.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
  *2.1   --Certificate of Ownership and Merger dated as of              , 1998.
   4.1   --Restated Certificate of Incorporation dated as of July 13, 1987.
          Incorporated by reference to Exhibit 3 to the Registrant's Form 10-K for the year ended December 31, 1987.
   4.2   --Amendment to the Restated Certificate of Incorporation dated May 5,
          1997. Incorporated by reference to Exhibit 4.2 to the Registrant's
          Registration Statement on Form S-3 (Registration No. 333-59141).
   4.3   --By-Laws as amended through November 1, 1993 and adopted November 1,
          1993. Incorporated by reference to Exhibit 3(b) to the Registrant's
          Annual Report on Form 10-K for the year ended December 31, 1993.
   4.4   --Rights Agreement dated August 30, 1990 (the "Rights Agreement")
          between the Registrant and Chase Manhattan Bank, as successor Rights
          Agent. Incorporated by reference to Exhibit 1 to the Registrant's
          Registration Statement on Form 8-A dated August 31, 1990.
   4.5   --First Amendment dated November 27, 1990 to the Rights Agreement.
          Incorporated by reference to Exhibit 2 to the Registrant's Form 8 dated December 7, 1990.
   4.6   --Second Amendment dated December 7, 1990 to the Rights Agreement.
          Incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated December 7, 1990.
   4.7   --Third Amendment dated February 26, 1992 to the Rights Agreement.
          Incorporated by reference to Exhibit 4 to the Registrant's Form 8 dated March 17, 1992.
   5.1   --Opinion of White & Case LLP as to the validity of the shares being registered.
  *8.1   --Tax Opinion of White & Case LLP.

 EXHIBIT
 NUMBER                  DESCRIPTION OF DOCUMENTS
 -------                 ------------------------
   23.1  --Consents of Arthur Andersen LLP.
   23.2  --Consent of PricewaterhouseCoopers LLP.
   23.3  --Consent of White & Case LLP (included in Exhibit 5).
  *23.4  --Consent of White & Case LLP (included in Exhibit 8.1).
   23.5  --Consent of Chase Securities Inc.
   24    --Power of Attorney of certain officers and directors.

--------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (2) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of applicable form;

    (3) That every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

    (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Newmont Mining pursuant to the foregoing provisions, or otherwise, Newmont Mining has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Newmont Mining of expenses incurred or paid by a director, officer or controlling person of Newmont Mining in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Newmont Mining will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON THE 30TH DAY OF SEPTEMBER, 1998.

                                          Newmont Mining Corporation

                                                  /s/ Timothy J. Schmitt
                                          By __________________________________
                                                    TIMOTHY J. SCHMITT
                                               VICE PRESIDENT, SECRETARY AND
                                                 ASSISTANT GENERAL COUNSEL

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE

                  *                     Chairman, President     September 16,
-------------------------------------   and Chief Executive          1998
          RONALD C. CAMBRE              Officer and Director
                                        (Principal Executive
                                        Officer)

                  *                     Director                September 16,
-------------------------------------                                1998
         JAMES T. CURRY, JR.

                  *                     Director                September 16,
-------------------------------------                                1998
         JOSEPH P. FLANNERY

                  *                     Director                September 16,
-------------------------------------                                1998
         LEO I. HIGDON, JR.

                  *                     Director                September 16,
-------------------------------------                                1998
          THOMAS A. HOLMES

                  *                     Director                September 16,
-------------------------------------                                1998
          GEORGE B. MUNROE

                  *                     Director                September 16,
-------------------------------------                                1998
         ROBIN A. PLUMBRIDGE

             SIGNATURES                         TITLE                DATE

                  *                     Director                September 16,
-------------------------------------                                1998
          MICHAEL K. REILLY

                  *                     Director                September 16,
-------------------------------------                                1998
           JEAN HEAD SISCO

                  *                     Director                September 16,
-------------------------------------                                1998
      WILLIAM I.M. TURNER, JR.

                  *                     Executive Vice          September 16,
-------------------------------------   President and Chief          1998
           WAYNE W. MURDY               Financial Officer
                                        (Principal Financial
                                        Officer)

                  *                     Controller              September 16,
-------------------------------------   (Principal                   1998
          LINDA K. WHEELER              Accounting Officer)

        /s/ Timothy J. Schmitt
*By _________________________________
         TIMOTHY J. SCHMITT AS
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                         DESCRIPTION OF DOCUMENTS
 -------                        ------------------------
   *2.1  --Certificate of Ownership and Merger dated as of              , 1998.
    4.1  --Restated Certificate of Incorporation dated as of July 13, 1987.
          Incorporated by reference to Exhibit 3 to the Registrant's Form 10-K for the year ended December 31, 1987.
    4.2  --Amendment to the Restated Certificate of Incorporation dated May 5,
          1997. Incorporated by reference to Exhibit 4.2 to the Registrant's
          Registration Statement on Form S-3 (Registration No. 333-59141).
    4.3  --By-Laws as amended through November 1, 1993 and adopted November 1,
          1993. Incorporated by reference to Exhibit 3(b) to the Registrant's
          Annual Report on Form 10-K for the year ended December 31, 1993.
    4.4  --Rights Agreement dated August 30, 1990 (the "Rights Agreement")
          between the Registrant and Chase Manhattan Bank, as successor Rights
          Agent. Incorporated by reference to Exhibit 1 to the Registrant's
          Registration Statement on Form 8-A dated August 31, 1990.
    4.5  --First Amendment dated November 27, 1990 to the Rights Agreement.
          Incorporated by reference to Exhibit 2 to the Registrant's Form 8 dated December 7, 1990.
    4.6  --Second Amendment dated December 7, 1990 to the Rights Agreement.
          Incorporated by reference to Exhibit 3 to the Registrant's Form 8 dated December 7, 1990.
    4.7  --Third Amendment dated February 26, 1992 to the Rights Agreement.
          Incorporated by reference to Exhibit 4 to the Registrant's Form 8 dated March 17, 1992.
    5.1  --Opinion of White & Case LLP as to the validity of the shares being registered.
   *8.1  --Tax Opinion of White & Case LLP.
   23.1  --Consents of Arthur Andersen LLP.
   23.2  --Consent of PricewaterhouseCoopers LLP.
   23.3  --Consent of White & Case LLP (included in Exhibit 5).
  *23.4  --Consent of White & Case LLP (included in Exhibit 8.1).
   23.5  --Consent of Chase Securities Inc.
   24    --Power of Attorney of certain officers and directors.

--------
* To be filed by amendment.


                                       1